Exhibit 10.7

$300,000,000 SECOND LIEN CREDIT AGREEMENT
Dated as of February 23, 2006
Among
ASTORIA GENERATING COMPANY ACQUISITIONS, L.L.C.
as Borrower and
ASTORIA GENERATING COMPANY HOLDINGS, L.L.C.
as Parent and
THE INITIAL LENDERS NAMED HEREIN
as Initial Lenders and
THE BANK OF NEW YORK
as Collateral Agent and
MORGAN STANLEY SENIOR FUNDING, INC.
as Administrative Agent and
MORGAN STANLEY SENIOR FUNDING, INC.
as Structuring Agent and
GOLDMAN SACHS CREDIT PARTNERS, L.P.
as Syndication Agent and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and BNP PARIBAS
as Documentation Agents and
MORGAN STANLEY & CO. INCORPORATED
and GOLDMAN SACHS CREDIT PARTNERS L.P.
as Joint Book Running Managers and
MORGAN STANLEY & CO. INCORPORATED, GOLDMAN SACHS CREDIT PARTNERS L.P.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and BNP PARIBAS
as Joint Lead Arrangers

Astoria Second Lien Credit Agreement

SCHEDULES
Schedule I	—	Commitments and Applicable Lending Offices
Schedule II	—	Subsidiary Guarantors
Schedule 4.01(a)	—	Equity Investors
Schedule 4.01(b)	—	Loan Parties
Schedule 4.01(c)	—	Subsidiaries
Schedule 4.01(e)	—	Governmental Authorizations
Schedule 4.01(p)	—	Plans, Multiemployer Plans and Welfare Plans
Schedule 4.01(q)	—	Environmental Disclosure
Schedule 4.01(r)	—	Open Years; Unpaid Tax Liabilities
Schedule 4.01(s)	—	Existing Debt
Schedule 4.01(t)	—	Liens
Schedule 4.01(u)	—	Owned Real Property
Schedule 4.01(v)(i)	—	Leased Real Property (Lessee)
Schedule 4.01(v)(ii)	—	Leased Real Property (Lessor)
Schedule 4.01(w)	—	Vessels
Schedule 5.01(d)	—	Insurance
Schedule 5.02(f)	—	Investments

EXHIBITS
Exhibit A	—	Form of Term C Note
Exhibit B	—	Form of Notice of Term C Borrowing
Exhibit C	—	Form of Assignment and Acceptance
Exhibit D	—	Form of Security Agreement
Exhibit E	—	Form of Intercreditor Agreement
Exhibit F	—	Form of Guaranty Supplement
Exhibit G-1	—	Form of Mortgage
Exhibit G-2	—	Form of Barge Mortgage
Exhibit H	—	Form of Solvency Certificate
Exhibit I	—	Form of Opinion of Counsel to the Loan Parties
Exhibit J	—	Form of Opinion of Admiralty Counsel

CREDIT AGREEMENT
          CREDIT AGREEMENT (this “Agreement”) dated as of February 23, 2006 among Astoria Generating Company Acquisitions, L.L.C., a Delaware limited liability company (the “Borrower”), Astoria Generating Company Holdings, L.L.C., a Delaware limited liability company (the “Parent”), the Subsidiary Guarantors (as hereinafter defined), the Lenders (as hereinafter defined), The Bank of New York (“BONY”), as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, the “Collateral Agent”) for the Secured Parties (as hereinafter defined), Morgan Stanley Senior Funding, Inc. (“MSSF”), as structuring agent (together with any successor structuring agent, the “Structuring Agent”), Goldman Sachs Credit Partners L.P. (“Goldman Sachs”), as syndication agent (together with any successor syndication agent, the “Syndication Agent”), Morgan Stanley & Co. Incorporated (“MS&Co.”) and Goldman Sachs, as joint book running managers (together with any successor joint book running managers, the “Joint Book Running Managers”), MS&Co., Goldman Sachs, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and BNP Paribas (“BNP Paribas”), as joint lead arrangers (together with any successor joint lead arrangers, the “Joint Lead Arrangers”), MLPF&S and BNP Paribas, as documentation agents (together with any successor documentation agents, the “Co-Documentation Agents”), and MSSF, as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent” and, together with the Collateral Agent, the “Agents”) for the Lenders (as hereinafter defined).
PRELIMINARY STATEMENTS:
          (1) The Borrower and the Parent were organized by the Equity Investors (as hereinafter defined) to acquire all of the direct and indirect Equity Interests (as hereinafter defined) of Astoria Generating Company, L.P., a Delaware limited partnership (“Astoria”) and Orion Power Operating Services Astoria, Inc., a Delaware corporation (“OPOS” and together with Astoria, the “Companies”).
          (2) Pursuant to the Purchase and Sale Agreement dated as of September 30, 2005 (as amended (as defined in Section 1.02), to the extent permitted under the Loan Documents (as hereinafter defined), the “Purchase Agreement”) between Orion Power Holdings, Inc., as seller (the “Seller”), Reliant Energy Inc., as guarantor, and the Borrower, as buyer, the Borrower has agreed to purchase from the Seller (the “Acquisition”) 100% of the general and limited partnership interests in Astoria and 100% of the capital stock of OPOS. Following consummation of the Acquisition, the Borrower will be a holding company that directly owns, and the sole asset of which is, all of the direct and indirect Equity Interests in the Companies.
          (3) The Borrower has requested that, immediately upon consummation of the Acquisition, the Lenders lend to the Borrower up to $300,000,000 to pay to the Seller the cash consideration for the Equity Interests of the Companies, pay transaction fees and expenses, provide working capital for, and for other general corporate purposes of, the Borrower and its Subsidiaries. The Lenders have indicated their willingness to agree to lend such amounts on the terms and conditions of this Agreement.

          (4) Simultaneously with the transactions contemplated hereunder, the Borrower will enter into a $650,000,000 first lien secured credit facility with MSSF, as administrative agent, the lenders party thereto and certain others (the “First Lien Facilities”).
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Accepting Lenders” has the meaning specified in Section 2.06(b)(vi).
     “Account Collateral” has the meaning specified in the Security Agreement.
     “Acquisition” has the meaning specified in the Preliminary Statements.
     “Acquisition Subsidiary” means a Person created by the Borrower for the purpose of making a Permitted Acquisition.
     “Additional Guarantor” has the meaning specified in Section 8.05.
     “Administrative Agent” has the meaning specified in the recital of parties to this Agreement.
     “Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lenders from time to time.
     “Advance” has the meaning specified in Section 2.01.
     “Affected Property” means any Loan Party Asset (in whole or in part) lost, destroyed, damaged or otherwise taken as a result of the occurrence of any Event of Eminent Domain or Casualty Event.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.
     “Agent Parties” has the meaning specified in Section 9.02(c).

     “Agents” has the meaning specified in the recital of parties to this Agreement.
     “Agreement Value” means, for each Hedge Agreement or Commodity Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent in its reasonable judgment equal to the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement or Commodity Hedge Agreement in accordance with its terms as if such Hedge Agreement or Commodity Hedge Agreement was being terminated early on such date of determination as a result of an event of default or termination event arising with respect to such Loan Party or Subsidiary.
     “Ancillary Services” has the meaning set forth in the NYISO Rules.
     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
     “Applicable Margin” means 2.75% per annum for Base Rate Advances and 3.75% per annum for Eurodollar Rate Advances.
     “Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Asset Sale” means any sale, lease, transfer or other disposition of any Loan Party Asset (in whole or in part) other than any sale, lease, transfer or other disposition permitted under Section 5.02(e)(i), 5.02(e)(ii), 5.02(e)(iii), 5.02(e)(iv) or 5.02(e)(v).
     “Asset Sale Proceeds” means, with respect to any Asset Sale, the Net Cash Proceeds payable to any Loan Party in connection with such Asset Sale to the extent that such Net Cash Proceeds, together with the Net Cash Proceeds from all prior Asset Sales by any Loan Party occurring during the Fiscal Year in which such Asset Sale is made, exceed $40,000,000.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07 or by the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.
     “Astoria” has the meaning specified in the Preliminary Statements.
     “Astoria Assets” means the Equity Interests in, the Generating Stations and all other property and assets of, the Companies, whether now owned or hereafter acquired.
     “Astoria Generating Station” means the natural gas/fuel oil-fired electric generating facility located at 18-01 20th Avenue Gate (Q135), Astoria, New York 11105

and all appurtenances thereto owned or operated by the Companies, including electrical switchyards, electrical interconnections, and fuel delivery and storage facilities.
     “Bankruptcy Law” means Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.
     “Barge Mortgages” has the meaning specified in Section 3.01(a)(v).
     “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:
     (a) the rate of interest published by the Wall Street Journal, from time to time, as the prime rate; and
     (b) 1/2 of 1% per annum above the Federal Funds Rate.
     “Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).
     “BNP Paribas” has the meaning specified in the recital of parties to this Agreement.
     “BONY” has the meaning specified in the recital of parties to this Agreement.
     “Borrower” has the meaning specified in the recital of parties to this Agreement.
     “Borrower’s Account” means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.
     “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.
     “Business Interruption Insurance Proceeds” means any and all proceeds of any insurance, indemnity, warranty or guaranty payable from time to time to any Loan Party with respect to the partial or complete interruption of the operation of the business of such Loan Party.
     “Calculation Period” means with respect to any Excess Cash Flow Payment Date, the two fiscal quarters of the Parent ending on or prior to such Excess Cash Flow Payment Date.
     “Capacity” shall mean unforced capacity, installed capacity, locational installed capacity, or any other capacity product for which the NYISO designates a market from time to time.
     “Capex Carryover” has the meaning specified in Section 5.02(n).

     “Capital Expenditures” means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person plus (b) the aggregate principal amount of all Debt (including Obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures. For purposes of this definition, (i) the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be, and (ii) the term “Capital Expenditures” shall not include expenditures (x) made in order to comply with obligations of law (including, without limitation, consent orders and regulatory orders and requirements) so long as the aggregate amount of such expenditures shall not exceed $10,000,000 in any Fiscal Year or (y) made as a part of a Permitted Acquisition so long as such expenditure is included in the calculation of the aggregate amount of consideration payable for such Permitted Acquisition and is permitted by the terms of this Agreement.
     “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
     “Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity of not greater than 360 days from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000, (c) commercial paper in an aggregate amount of no more than $20,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P or (d) Investments, classified in accordance with GAAP as Current Assets of the Borrower or any of its Subsidiaries, in money market funds that are registered under the Investment Company Act of 1940, as amended, that are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition including, without limitation, any such fund for which any Lender, any Agent or an Affiliate of a Lender or an Agent serves as an investment advisor, administrator, shareholder servicing agent, custodian or subcustodian, notwithstanding that (A) such Lender, Agent or Affiliate of a Lender or Agent charges and collects fees and expenses from such funds for services rendered

(provided that such charges, fees and expenses are on terms consistent with terms negotiated at arm’s length) and (B) such Lender or Agent charges and collects fees and expenses for services rendered, pursuant to this Agreement.
     “Casualty Event” means an event that causes any Loan Party Asset (in whole or in part) to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than ordinary use and wear and tear and any Event of Eminent Domain.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.
     “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
     “Change of Control” means the occurrence of any of the following: (a) MDP shall cease to own at least 50% of the percentage of the Voting Interests in the Parent that it held as of the Effective Date; or (b) any Person or two or more Persons acting in concert shall have entered into a contract or arrangement that, upon consummation, will result in MDP ceasing to own at least 50% of the percentage of the Voting Interests in the Parent that it held as of the Effective Date; or (c) the Parent shall cease to own 100% of the Equity Interests in the Borrower; or (d) MDP shall cease to control fundamental management decisions of the Borrower.
     “Co-Documentation Agents” has the meaning specified in the recital of parties hereto.
     “COFR” has the meaning specified in Section 5.01(r).
     “Collateral” means all “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.
     “Collateral Agent” has the meaning specified in the recital of parties to this Agreement.
     “Collateral Agent’s Office” means, with respect to the Collateral Agent or any successor Collateral Agent, the office of such Agent as such Agent may from time to time specify to the Borrower and the Administrative Agent.
     “Collateral Documents” means the Security Agreement, the Mortgages, the Barge Mortgages, the Account Control Agreements referred to in the Security Agreement, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(k), and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

     “Commodity Hedge Agreement” means any swap, cap, collar, floor, future, option, spot, forward, power purchase and sale agreement, electric power generation capacity swap or purchase and sale agreement, fuel purchase and sale agreement, power transmission agreement, fuel transportation agreement, fuel storage agreement, netting agreement or similar agreement entered into respect of any commodity.
     “Companies” has the meaning specified in the Preliminary Statements.
     “Confidential Information” means information that any Loan Party furnishes to any Agent or any Lender that is designated as confidential, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by such Agent or any Lender of its obligations hereunder or that is or becomes available to such Agent or such Lender from a source other than the Loan Parties that is not, to the best of such Agent’s or such Lender’s knowledge, acting in violation of a confidentiality obligation to a Loan Party.
     “Consolidated” refers to the consolidation of accounts in accordance with GAAP; provided that if GAAP would require the accounts of a Non Recourse Subsidiary to be consolidated with the accounts of the Borrower and its Subsidiaries, then for purposes hereof “Consolidated” shall exclude the consolidation of the accounts of any such Non Recourse Subsidiary.
     “Contractual Obligations” means, as to any Person, any provision of any Equity Interest issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property or assets is bound.
     “Conversion,” “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.
     “Cure Notice” has the meaning specified in Section 5.04(c).
     “Current Assets” of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.
     “Current Liabilities” of any Person means (a) all Debt of such Person that by its terms is payable on demand or matures within one year after the date of its creation (excluding (i) any Debt renewable or extendible, at the option of such Person, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date and (ii) current maturities of long-term Debt) and (b) all other items (including taxes accrued as estimated) that in accordance with GAAP would be classified as current liabilities of such Person.
     “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property (it being understood that if the rights and remedies of the seller or lender are limited to repossession or sale, the aggregate amount of Debt of such Person in respect thereof shall be the lesser of the aggregate Obligations arising under such conditional sale or title retention agreement and the fair market value of the property subject to repossession or sale)), (e) the principal amount of all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations (other than contingent Obligations) of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of any Hedge Agreement or Commodity Hedge Agreement, valued at the Agreement Value thereof, (i) all Guaranteed Debt and Synthetic Debt of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations (it being understood that if such indebtedness has not been assumed or such Person has not become liable for the payment thereof, the aggregate amount of such Debt of such Person shall be the lesser of such indebtedness and the fair market value of the property subject to such Lien); provided, that Non-Recourse Debt shall not constitute Debt of a Person solely because such Person has pledged the Equity Interests held by such Person in the Non-Recourse Subsidiary obligated on such Non-Recourse Debt.
     “Debt for Borrowed Money” of any Person means, at any date of determination, the principal amount of all interest bearing Debt (including, without limitation, debt bearing interest payable in kind) of such Person at such date.
     “Debt Proceeds” means, with respect to the incurrence or issuance of any Debt by any Loan Party (other than Debt permitted hereunder), the Net Cash Proceeds payable to any Loan Party in connection with such incurrence or issuance.
     “Declining Lender” has the meaning specified in Section 2.06(b)(vi).
     “Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.
     “Default Interest” has the meaning set forth in Section 2.07(b).

     “Defaulted Advance” means, with respect to any Lender at any time, the portion of any Advance required to be made by such Lender to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender or by the Administrative Agent for the account of such Lender pursuant to Section 2.02(d) as of such time. In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.
     “Defaulted Amount” means, with respect to any Lender at any time, any amount required to be paid by such Lender to any Agent or any other Lender hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) the Administrative Agent pursuant to Section 2.02(d) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender, (b) any other Lender pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender and (c) any Agent pursuant to Section 7.05 to reimburse such Agent for such Lender’s ratable share of any amount required to be paid by the Lenders to such Agent as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.
     “Defaulting Lender” means, at any time, any Lender that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(f).
     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
     “EBITDA” means, for any period, the sum, determined on a Consolidated basis, of (a) net income (or net loss), (b) interest expense, (c) to the extent deducted in calculating net income, income tax (including unincorporated business tax) expense plus the aggregate amount of tax distributions to equity holders in respect thereof, (d) depreciation expense, (e) amortization expense, (f) impairment of goodwill and other non-cash charges or expenses (excluding any such non-cash charge or expense to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period), (g) unrealized losses from hedges and other financial derivatives, market-to-market activity and lower of cost or market adjustments, (h) non-cash compensation expense, or other non-cash expenses or charges, arising from the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any strike price reductions for dividends paid, repricing, amendment, modification, substitution or charge of any stock option, stock appreciation rights or similar arrangements), (i) any financing or financial advisory fees, accounting fees, legal fees, transfer or mortgage recording taxes and other out-of-pocket costs and expenses of the Parent or Borrower (including expenses of third parties paid or reimbursed by the Parent or Borrower) incurred solely as a result of the Transaction which are incurred by the Closing Date and deducted from net income during the fiscal years ending December 31, 2005 and/or December 31, 2006, (j) charges for amortization of contractual obligations, (k) non-recurring cash charges resulting from severance, integration and other adjustments made as a result of the Transaction or any Permitted Acquisitions that are consummated, (l) any financing or financial advisory fees, accounting fees, legal fees, transfer or mortgage recording taxes and related out-of-pocket expenses of the Borrower and its subsidiaries (including expenses of third parties paid or reimbursed by the Parent or Borrower) incurred as a result of Permitted Acquisitions that are consummated and (m) transition expenses in an aggregate amount not to exceed $1,000,000 incurred after the Closing Date, to the extent, in the case of clauses (b) through (m), that such items were deducted in calculating net income (or net loss) for such period and, in each case of the Borrower and its Subsidiaries, determined, to the extent that generally applicable accounting principles are applicable, in accordance with GAAP for such period. EBITDA for the second fiscal quarter of 2005 shall be deemed to be $53,000,000; EBITDA for the third fiscal quarter of 2005 shall be deemed to be $123,000,000; and EBITDA for the fourth fiscal quarter of 2005 shall be deemed to be $41,000,000.
     “Effective Date” has the meaning specified in Section 3.01.
     “Effective Date ISDA Schedule” has the meaning specified in Section 3.01(h).
     “Effective Date Material Adverse Effect” means any change, event, fact, circumstance or effect that is or would reasonably be expected to be materially adverse to the business, assets or financial condition of the Parent and its Subsidiaries, taken as a whole, in each case, except for any such change, event or effect resulting from or arising out of (a) changes in economic conditions generally or the industry in which the Parent and its Subsidiaries operate, (b) changes in international, national, regional, state or local wholesale or retail markets for electric power or fuel or fuel related products including those due to actions by competitors, (c) changes in regulatory or political conditions (other than items addressed in clauses (d) and (h)), (d) the adoption, implementation, promulgation or repeal of any Law of or by any Governmental Authority subsequent to September 30, 2005 governing national, regional, state or local electric transmission or distribution systems, (e) strikes, work stoppages or other labor disturbances, (f) increases in costs of commodities or supplies, including fuel, (g) effects of weather or meteorological events, (h) the adoption, implementation, promulgation or repeal of any Law of or by any Governmental Authority (other than those governing electric transmission or distribution systems) subsequent to September 30, 2005 and (i) any actions to be taken pursuant to or in accordance with the Purchase Agreement, except in the case of clauses (d) and (h) for any such change that disproportionately impacts the operation of the Companies versus similar power plants located in New York City; provided that none of clauses (a) through (i) foregoing shall be deemed to apply as a result of acts of war or terrorist acts.

     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than an individual) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.
     “Eminent Domain Proceeds” means with respect to any Event of Eminent Domain, the Net Cash Proceeds payable to any Loan Party in connection with such Event of Eminent Domain, to the extent that such Net Cash Proceeds exceed $5,000,000.
     “Energy” means 60-cycle three-phase electrical energy generated in accordance with the NYISO Rules.
     “Energy Management Agreement” means the Energy Management Agreement between the Borrower and Sempra dated February 23, 2006, or any replacement thereof.
     “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages relating to Hazardous Materials and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to any Environmental Law or Environmental Permit.
     “Environmental Law” means any legally binding Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, the protection of health and safety or the protection of natural resources, or natural resource damages, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
     “Equity Cure” has the meaning specified in Section 5.04(c).
     “Equity Financing” has the meaning specified in Section 3.01(i).
     “Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such

Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.
     “Equity Investors” means MDP and US Power Generating Company, LLC.
     “Equity Issuance” means any sale or issuance of any Equity Interests by any Loan Party, other than any such issuance in connection with the exercise of stock options granted to employees or directors of any Loan Party.
     “Equity Proceeds” means, with respect to any Equity Issuance by any Loan Party, the Net Cash Proceeds payable to any Loan Party in connection with such Equity Issuance.
     “Equivalent Refinancing” means, with respect to the Special LC Facility, a refinancing thereof on substantially identical terms and conditions.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.
     “ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043(c) of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA; (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the imposition of a lien under Section 302(f) of ERISA with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that might reasonably be expected to constitute grounds for the termination of, or the appointment of a trustee to administer, such Plan.
     “Escrow Bank” has the meaning specified in Section 2.15(c).

     “Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
     “Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Term C Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Term C Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates) by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.
     “Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).
     “Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Term C Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.
     “Event of Eminent Domain” means any action, series of actions, omissions or series of omissions by any Governmental Authority (a) by which such Governmental Authority appropriates, confiscates, condemns, expropriates, nationalizes, seizes or otherwise takes all or a material portion of any Loan Party Asset, or any of the Equity Interests in any Loan Party, (b) by which such Governmental Authority assumes custody or control of the property or other assets or business operations of any Loan Party or any Equity Interests in any Loan Party or (c) that prevents the Borrower or any other Loan Party from carrying on its business or any material portion thereof.
     “Events of Default” has the meaning specified in Section 6.01.
     “Excess Cash Flow” means, for any Calculation Period,
     (a) the sum of:
     (i) Consolidated net income (or loss) of the Parent and its Subsidiaries for such period plus
     (ii) the aggregate amount of all non cash charges deducted in arriving at such Consolidated net income (or loss) plus
     (iii) if there was a net increase in Consolidated Current Liabilities of the Parent and its Subsidiaries during such period, the amount of such net increase plus
     (iv) if there was a net decrease in Consolidated Current Assets (excluding cash and Cash Equivalents) of the Parent and its Subsidiaries during such period, the amount of such net decrease plus
     (v) any Capex Carryover from a prior period permitted to be used for Capital Expenditures during such period to the extent not so used during such period less
     (b) the sum of:
     (i) the aggregate amount of all non cash credits included in arriving at such Consolidated net income (or loss) plus
     (ii) if there was a net decrease in Consolidated Current Liabilities of the Parent and its Subsidiaries during such period, the amount of such net decrease plus
     (iii) if there was a net increase in Consolidated Current Assets (excluding cash and Cash Equivalents) of the Parent and its Subsidiaries during such period, the amount of such net increase plus
     (iv) the aggregate amount of Capital Expenditures of the Parent and its Subsidiaries paid in cash during such period solely to the extent permitted by this Agreement plus
     (v) the aggregate amount of all regularly scheduled principal payments of Funded Debt of the Parent and its Subsidiaries made during such period plus

     (vi) the aggregate principal amount of all optional prepayments of Funded Debt of the Parent and its Subsidiaries (other than Funded Debt that is revolving in nature and other than Voluntary Prepayments) made during such period plus
     (vii) the aggregate principal amount of all commitment reductions in the First Lien Revolving Credit Facility made during such period or, if less, the amount of mandatory prepayments of the First Lien Revolving Credit Facility resulting from such commitment reductions plus
     (viii) the aggregate principal amount of all mandatory prepayments of the Facility and of the First Lien Term Facilities, in each case, made during such period in respect of Asset Sale Proceeds, Equity Proceeds, Insurance Proceeds and Eminent Domain Proceeds, in each case, to the extent that the applicable Net Cash Proceeds were taken into account in calculating such Consolidated net income (or loss) for such period plus
     (ix) the Capex Carryover for such period plus
     (x) the amount of any tax distributions made by the Borrower to the Parent during such period pursuant to Section 5.02(g)(vi)(B) plus
     (xi) the aggregate principal amount of optional prepayments of the First Lien Revolving Credit Facility made during such period; provided that this clause shall only apply in the event and to the extent that prepayments of the First Lien Revolving Credit Facility made since the Effective Date do not exceed the aggregate amount of the First Lien Revolving Credit Facility drawn on the Effective Date.
     “Excess Cash Flow Payment Date” means each of the 45th day following the end of the second fiscal quarter of each Fiscal Year and the 90th day following the end of each Fiscal Year, commencing with the first such date occurring after December 31, 2006.
     “Excluded Representations” means the representations and warranties set forth in Sections 4.01(c), (g), (h), (i), (n), (q), (r) and (s).
     “Existing Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before the occurrence of the Effective Date.
     “Extension of Credit” means the initial Term C Borrowings hereunder.
     “Facility” means, at any time, the aggregate amount of the Lenders’ Term C Commitments at such time.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” means the fee letter dated February 23, 2006 between the Borrower and the Administrative Agent, as amended.
     “Financial Covenants” has the meaning specified in Section 5.04(c).
     “Financial Officer” in respect of any Person means the chief financial officer, chief accounting officer, controller, treasurer or assistant treasurer of such Person.
     “First Lien Collateral Agent” means the “Collateral Agent” under and as defined in the First Lien Credit Agreement.
     “First Lien Credit Agreement” means the First Lien Credit Agreement, dated as of February 23, 2006, among the Borrower, MSSF, as administrative agent, BONY, as collateral agent, the lenders party thereto and certain others, as amended (as defined in Section 1.02) or refinanced pursuant to a Permitted Refinancing.
     “First Lien Event of Default” means an “Event of Default” under and as defined in the First Lien Credit Agreement.
     “First Lien Facilities” has the meaning specified in preliminary statement (4).
     “First Lien Loan Documents” means the First Lien Credit Agreement, the First Lien Security Agreement and all other instruments, agreements and other documents evidencing or governing the First Lien Obligations or providing for any guaranty or other right in respect thereof, in each case as amended (as defined in Section 1.02) or refinanced pursuant to a Permitted Refinancing.
     “First Lien Obligations” means the “Obligations” under and as defined in the First Lien Credit Agreement.
     “First Lien Revolving Credit Facility” means the “Revolving Credit Facility” under and as defined in the First Lien Credit Agreement.
     “First Lien Secured Obligations” means the “Secured Obligations” under and as defined in the First Lien Security Agreement.
     “First Lien Security Agreement” means the “Security Agreement” under and as defined in the First Lien Credit Agreement.
     “First Lien Term Facilities” means the “Term Facilities” under and as defined in the First Lien Credit Agreement.

     “First Offer” has the meaning specified in Section 2.06(b)(vi).
     “Fiscal Year” means a fiscal year of the Parent and its Consolidated Subsidiaries ending on December 31 in any calendar year.
     “Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “Funded Debt” of any Person means Debt of such Person that by its terms matures more than one year after the date of determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including, without limitation, all amounts of Funded Debt of such Person required to be paid or prepaid within one year after the date of its creation.
     “GAAP” has the meaning specified in Section 1.03.
     “Generating Stations” means all of the Astoria Generating Station, Narrows Gas Turbine Facility and Gowanus Gas Turbine Facility.
     “Goldman Sachs” has the meaning specified in the recital of parties to this Agreement.
     “Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.
     “Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.
     “Gowanus Gas Turbine Facility” means the barge mounted oil fired and partly gas fired electric generating facility located at 29th Street and 2nd Avenue, Brooklyn, New York 11232 and all appurtenances thereto owned or operated by the Companies, including electrical switchyards, electrical interconnections, and fuel delivery and storage facilities.
     “Guaranteed Debt” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guaranteed Debt shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Debt) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
     “Guaranteed Obligations” has the meaning specified in Section 8.01.
     “Guaranties” means the Parent Guaranty and the Subsidiary Guaranty.
     “Guarantors” means the Parent and the Subsidiary Guarantors.
     “Guaranty Supplement” has the meaning specified in Section 8.05.
     “Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, toxic mold and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements but excluding any Commodity Hedging Agreement.
     “Hedge Bank” means any Lender or an Affiliate of a Lender in its capacity as a party to a Secured Hedge Agreement.
     “Indemnified Party” has the meaning specified in Section 9.04(b).
     “Independent Engineer” has the meaning specified in the Intercreditor Agreement.

     “Information Memorandum” means the information memorandum dated January, 2006 used by the Lead Arrangers in connection with the syndication of the Term C Commitments.
     “Initial Bank” means the Administrative Agent, the Collateral Agent, each Co-Documentation Agent, the Syndication Agent, the Structuring Agent, each Joint Bookrunning Manager and each Joint Lead Arranger.
     “Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.
     “Initial Pledged Debt” has the meaning specified in the Security Agreement.
     “Initial Pledged Equity” has the meaning specified in the Security Agreement.
     “Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.
     “Insurance Proceeds” means, with respect to any Casualty Event, the Net Cash Proceeds payable to any Loan Party from time to time with respect to such Casualty Event, to the extent that such Net Cash Proceeds exceed $5,000,000.
     “Intercreditor Agreement” has the meaning set forth in Section 3.01(a)(iv).
     “Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) Consolidated EBITDA to (b) cash interest payable on all Debt for Borrowed Money and all Term Letter of Credit Advances (as defined in the First Lien Credit Agreement), in each case, of or by the Parent and its Subsidiaries during such Measurement Period.
     “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Term C Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance that ends after the Maturity Date.
     (b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Term C Borrowing shall be of the same duration;

     (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “Investment” in any Person means any loan or advance to such Person (excluding prepaid expenses and security deposits), any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person.
     “Joint Book Running Managers” has the meaning specified in the recital of parties to this Agreement.
     “Joint Lead Arrangers” has the meaning specified in the recital of parties to this Agreement.
     “Laws” means all legally binding Federal, state, local or foreign statutes, laws, ordinances, rules, regulations, codes, orders, writs, judgments, injunctions, decrees or judicial or agency interpretations, policies or guidance set forth by any Governmental Authority, including, without limitation, the NYISO Rules and Environmental Laws.
     “Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.
     “Leverage Ratio” means, at any date of determination, the ratio of Consolidated Debt for Borrowed Money of the Borrower and its Subsidiaries at such date to Consolidated EBITDA of the Borrower and its Subsidiaries for the most recently completed Measurement Period.
     “Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
     “Loan Documents” means (a) this Agreement, (b) the Term C Notes, (c) the Guaranties, (d) the Collateral Documents, (e) the Fee Letter and (f) the Intercreditor Agreement, in each case as amended.
     “Loan Parties” means the Borrower and the Guarantors.
     “Loan Party Assets” means, collectively, the Astoria Assets and any other asset or property of any Loan Party.
     “Margin Stock” has the meaning specified in Regulation U.
     “Market-Based Rates” has the meaning specified in Section 4.01(x).
     “Material Adverse Change” means any material adverse change in the business, financial condition, operations or properties of the Parent and its Subsidiaries, taken as a whole.
     “Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations or properties of the Parent and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender under any Transaction Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party.
     “Material Agreement” means each Special LC Facility Document, the Purchase Agreement, the MSCG Hedging Facility Agreement and the MSCG Capacity Swap Agreement.
     “Maturity Date” means August 23, 2013.
     “MDP” means Madison Dearborn Capital Partners IV, L.P.
     “Measurement Period” means each period of four consecutive fiscal quarters of the Parent or, if less than four consecutive fiscal quarters of the Parent have been completed since the Effective Date, the fiscal quarters of the Parent that have been completed since the Effective Date.
     “MLPF&S” has the meaning specified in the recital of parties to this Agreement.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Mortgage Policies” has the meaning specified in Section 3.01(a)(iii)(B).
     “Mortgagee” has the meaning specified in the Barge Mortgages.
     “Mortgages” has the meaning specified in Section 3.01(a)(iii).

     “MS&Co.” has the meaning specified in the recital of parties hereto.
     “MSCG” means Morgan Stanley Capital Group Inc.
     “MSCG Capacity Swap Agreement” means the additional transaction entered into between Astoria and MSCG on January 10, 2006, which is governed by the MSCG Hedging Facility Agreement, as amended and any MSCG Capacity Swap Replacement Facility entered into from time to time.
     “MSCG Capacity Swap Counterparty” means MSCG or the counterparty to any MSCG Capacity Swap Replacement Facility, in its capacity as a party to the MSCG Capacity Swap Agreement.
     “MSCG Capacity Swap Replacement Facility” means a Permitted Commodity Hedge Agreement entered into to replace the MSCG Capacity Swap Agreement on terms substantially identical, or more favorable to the Loan Parties and in respect of which the counterparty thereto shall have agreed to be bound by the terms of the Intercreditor Agreement as the “MSCG Capacity Swap Counterparty”.
     “MSCG Hedging Facility” means the MSCG Hedging Facility entered into between Astoria and MSCG, as evidenced by the MSCG Hedging Facility Agreement.
     “MSCG Hedging Facility Counterparty” means MSCG or the counterparty to any MSCG Replacement Facility, in its capacity as a party to the MSCG Hedging Facility.
     “MSCG Hedging Facility Agreement” means, collectively, an ISDA Master Agreement, dated September 30, 2005, together with a Confirmation Agreement, dated as of September 30, 2005 and an ISDA Schedule, dated as of September 30, 2005, in each case issued thereunder, pursuant to which MSCG and Astoria Generating Company, L.P. will enter into an ISDA Master Agreement dated as of the date hereof and attached as a form to the Confirmation Agreement, which shall govern the Confirmation Agreement as of and after the date hereof, in each case as amended (as defined in Section 1.02) and any MSCG Replacement Facility entered into from time to time.
     “MSCG Replacement Facility” means a Permitted Commodity Hedge Agreement entered into to replace the MSCG Hedging Facility on terms substantially identical, or more favorable to the Loan Parties and in respect of which the counterparty thereto shall have agreed to be bound by the terms of the Intercreditor Agreement as the “MSCG Hedging Facility Counterparty”.
     “MSCS” means Morgan Stanley Capital Services, Inc.
     “MSSF” has the meaning specified in the recital of parties hereto.
     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate would have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
     “MW” means megawatts of electric energy.
     “Narrows Gas Turbine Facility” means the barge-mounted, natural gas/oil-fired generating facility located at 53rd Street and 1st Avenue, Brooklyn, New York 11232 and all appurtenances thereto owned or operated by the Companies, including electrical switchyards, electrical interconnections, and fuel delivery and storage facilities.
     “Net Cash Proceeds” means, (a) with respect to any Asset Sale, the excess, if any, of (i) the sum of cash and Cash Equivalents payable to the Parent or any of its Subsidiaries in connection with such Asset Sale (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt (other than Debt hereunder or under any other Transaction Document) that is secured by such asset and that is required to be repaid in connection with such Asset Sale to the extent such amounts were not deducted in determining the amount referred to in clause (i), (B) the reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Parent or any of its Subsidiaries in connection with such Asset Sale to the extent such amounts were not deducted in determining the amount referred to in clause (i), and (C) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith to the extent such amounts were not deducted in determining the amount referred to in clause (i); and
     (b) with respect to the incurrence or issuance of any Debt by any Loan Party (other than Debt incurred or issued pursuant to Section 5.02(b)), the excess of (i) the sum of the cash and Cash Equivalents received by the Parent or any of its Subsidiaries in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Parent or any of its Subsidiaries in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); and
     (c) with respect to any Equity Issuance, the excess of (i) the sum of the cash and Cash Equivalents received by the Parent or any of its Subsidiaries in connection with such sale or issuance over (ii) the underwriting discounts and commissions or similar payments, and other reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses, incurred by the Parent or any of its Subsidiaries in connection with such Equity Issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); and
     (d) with respect to any proceeds of or under any insurance, indemnity, warranty or guaranty (other than Business Interruption Insurance Proceeds) payable to any Loan Party or any of its Subsidiaries (and actually paid) in connection with the occurrence of any Event of Eminent Domain or Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents paid in connection with such Event of Eminent Domain or Casualty Event over (ii) the sum of (A) the reasonable and customary out-of-pocket costs and expenses incurred by the Parent or its Subsidiaries in connection with the collection, enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to the receipt or collection of the relevant proceeds to the extent such amounts were not deducted in determining the amount referred to in clause (i) and (B) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith.
     “Non-Recourse Debt” means secured Debt for borrowed money of any Non-Recourse Subsidiary that is incurred to finance the development, construction or acquisition by such Non-Recourse Subsidiary of any Permitted Acquisition; provided that (a) such Debt is without recourse to the Borrower or any other Loan Party or to any property or assets of the Borrower or any Loan Party (other than any Equity Interests in such Non-Recourse Subsidiary that are owned by any Loan Party), (b) neither the Borrower nor any other Loan Party provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt) or is directly or indirectly liable as a guarantor or otherwise in respect of such Debt or in respect of the business or operations of the applicable Non-Recourse Subsidiary that is the obligor in respect of such Debt or any of its Subsidiaries (other than a pledge of the Equity Interests in such Non-Recourse Subsidiary by any Loan Party), (c) neither the Borrower nor any other Loan Party constitutes the lender of such Debt (other than a pledge of the Equity Interests in such Non-Recourse Subsidiary by any Loan Party), (d) no default with respect to such Debt (including any rights that the holders of such Debt may have to take enforcement action against such Non-Recourse Subsidiary or any of its Subsidiaries) would permit upon notice, lapse of time or both any holder of any other Debt of the Borrower or any other Loan Party (other than Debt under the Transaction Documents) to declare a default on such other Debt or cause the payment of such Debt to be accelerated or payable prior to its stated maturity, (e) the Liens securing such Debt shall exist only on (i) the property and assets of such Non-Recourse Subsidiary and (ii) the Equity Interests in such Non-Recourse Subsidiary (and shall not apply to any other property or assets of the Borrower or any other Loan Party but may apply to property and assets of Persons other than the Borrower or any other Loan Party) and (f) the lenders of such Debt have been notified in writing that they will not have any recourse to the Equity Interests in or assets of the Borrower or any other Loan Party (other than a pledge of the Equity Interests in such Non-Recourse Subsidiary by any Loan Party).

     “Non-Recourse Subsidiary” means any Acquisition Subsidiary that is an obligor with respect to any Non-Recourse Debt outstanding at any time, in each case if and for so long as the grant of a security interest in the property or assets of such Acquisition Subsidiary or the pledge of the Equity Interests in such Acquisition Subsidiary, in each case in favor of the Collateral Agent for the benefit of the Secured Parties, shall constitute or result in a breach, termination or default under the agreement or instrument governing the applicable Non-Recourse Debt; provided that such Acquisition Subsidiary shall be a Non-Recourse Subsidiary only to the extent that and for so long as the requirements and consequences above shall exist; provided further that none of the Companies or any of their Subsidiaries may at any time be a Non-Recourse Subsidiary.
     “Notice of Term C Borrowing” has the meaning specified in Section 2.02(a).
     “Notice of Issuance” has the meaning specified in Section 2.03(a)(iii).
     “NPL” means the National Priorities List under CERCLA.
     “NYISO” means the New York Independent System Operator Inc., or any successor in interest thereto, including any Regional Transmission Organization.
     “NYISO Account” means an account established in the name of Citibank, N.A., as collateral agent (the “Sempra Collateral Agent”), for the benefit of the Borrower, Sempra and the Secured Parties (as defined in the Intercreditor Agreement) and used for the purpose of receiving payments from NYISO, the portion of which payments in respect of Energy only shall be paid to the Sempra Account.
     “NYISO Markets” means the NYISO Day-Ahead Market, Hour-Ahead Market and Real-Time Markets, as defined in NYISO Rules.
     “NYISO Rules” means all NYISO tariffs, manuals, rules, procedures, technical bulletins, agreements or other documents governing the interconnection of electric generating facilities with the transmission system administered by NYISO and participation in the NYISO Markets.
     “Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.
     “Open Year” has the meaning specified in Section 4.01(r)(iii).

     “Operating Agreement” means the operating agreement of Astoria Generating Company Holdings, L.L.C. dated February 23, 2006, and as amended from time to time.
     “OPOS” has the meaning specified in the Preliminary Statements.
     “Other Taxes” has the meaning specified in Section 2.12(b).
     “Parent” has the meaning specified in the Preliminary Statements.
     “Parent Guaranty” means the guaranty of the Parent set forth in Article VIII.
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
     “Permitted Acquisition” means the development, construction or acquisition of a electric generating facility, power transmission facility, power distribution facility, fuel supply facility or a fuel transportation facility located in or providing services to Zone J or the acquisition of all of the Equity Interests of a Person owning any of the foregoing; provided that at the time of such transaction (a) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and (b) the Parent would be in compliance with the covenants set forth in Section 5.04 as of the most recently completed Measurement Period ending prior to such transaction for which the financial statements and certificates required by Section 5.03(b) or 5.03(c) were required to be delivered, after giving pro forma effect to such transaction and to any other event occurring after such Measurement Period as to which pro forma recalculation is appropriate as if such transaction (and the occurrence of any Debt in connection therewith) had occurred as of the first day of such Calculation Period.
     “Permitted Commodity Hedge Agreement” means any Commodity Hedge Agreement entered into by any Loan Party in connection with any Permitted Trading Activity, including, without limitation, the MSCG Hedging Facility Agreement and the MSCG Capacity Swap Agreement, and any MSCG Replacement Facility and MSCG Capacity Swap Replacement Facility.
     “Permitted Debt” means Debt of the types described (and permitted pursuant to) Section 5.02(b)(vii), (viii), (ix), (xi) and (xii).
     “Permitted Encumbrances” has the meaning specified in the Mortgages.
     “Permitted Investment” means with respect to any Asset Sale or Equity Issuance, the application of any related Asset Sale Proceeds or Equity Proceeds, as applicable, to make a Permitted Acquisition or Capital Expenditure in accordance with the terms of the Transaction Documents.
     “Permitted Liens” means all Liens permitted by Section 5.02(a).

     “Permitted Priority Liens” means Liens described in Section 5.02(a)(ii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiv), (xvi), (xvii), (xviii) and (xx) as to which (except in the cases of Section 5.02(a)(v) and 5.02(a)(vii)) no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced.
     “Permitted Refinancing” means, in respect of the First Lien Facilities, a refinancing in respect of which (a) the principal amount of the First Lien Obligations does not exceed the sum of (i) $780,000,000 plus (ii) any amounts due in connection with any refinancing thereof (including interest expense, premiums, fees and expenses and any amounts necessary to cash collateralize any Letters of Credit outstanding thereunder) plus (iii) the aggregate amount of reasonable transaction fees and expenses (including reasonable accounting, legal, investment banking, consultant, title company and rating agency fees and expenses) incurred by the Borrower in connection with such refinancing, (b) the agent on behalf of the lenders has agreed to the terms of, and has become party to, the Intercreditor Agreement, as the “First Lien Administrative Agent”, (c) the terms relating to amortization, maturity and other material terms taken as a whole, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of the First Lien Facilities immediately prior to such refinancing, (d) the interest rate does not exceed the then applicable market interest rate and (e) the terms of such refinancing and of any instrument issued in connection therewith are otherwise permitted by the Loan Documents (including, without limitation, the Intercreditor Agreement).
     “Permitted Trading Activity” means (a) the daily or forward purchase and/or sale, or other acquisition or disposition of wholesale or retail electric energy, capacity, ancillary services, transmission rights, emissions allowances, weather derivatives and/or related commodities, in each case, whether physical or financial, (b) the daily or forward purchase and/or sale, or other acquisition or disposition of fuel, mineral rights and/or related commodities, including, swaps, options and swaptions, in each case, whether physical or financial, (c) electric energy-related tolling transactions, as seller or tolling services, (d) price risk management activities or services, (e) other similar electric industry activities or services or (f) additional services as may be consistent with Prudent Industry Practice from time to time in support of the marketing and trading related to the Loan Party Assets, in each case, to the extent (i) the purpose of such activity is to protect the Borrower and the other Loan Parties against fluctuations in the price or supply of any commodity, (ii) such activity is structured such that the counterparty’s credit exposure and actual or projected mark-to-market exposure to the Borrower or any other Loan Party is positively correlated with the price of the relevant commodity, and (iii) such activity is conducted in the ordinary course of business of the Borrower and the other Loan Parties.
     “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
     “Plan” means a Single Employer Plan or a Multiple Employer Plan.
     “Pledged Account Bank” has the meaning specified in the Security Agreement.

     “Pledged Debt” has the meaning specified in the Security Agreement.
     “Pledged Deposit Account” has the meaning specified in the Security Agreement.
     “Post Petition Interest” has the meaning specified in Section 8.06.
     “Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.
     “Prepayment Amount” has the meaning specified in Section 2.06(b)(vi).
     “Properties” shall mean those properties listed on Schedules 4.01(v) and 4.01(w)(i) hereto.
     “Prudent Industry Practice” means those practices, methods, techniques, specifications and standards of safety and performance, as they may be modified from time to time, that (a) are generally accepted in the electric generating and transmission industry as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair or use of electric generating and transmission facilities and (b) are otherwise in compliance in all material respects with applicable Law and Governmental Authorizations.
     “Public Accountant” means Ernst & Young, Deloitte & Touche, Pricewaterhouse Coopers, KPMG LLP or another independent public accountant of recognized standing acceptable to the Required Lenders.
     “Purchase Agreement” has the meaning specified in the Preliminary Statements.
     “Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.
     “Regional Transmission Organization” means a regional transmission organization, independent system operator, or similar entity approved by the Federal Energy Regulatory Commission.
     “Register” has the meaning specified in Section 9.07(d).
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Regulatory Event” means any modification, suspension, repeal, cancellation or withdrawal of any NYISO Rule, Governmental Authorization, any Law, or any practice of any interconnecting electric or gas utility or transmission system operator materially affecting the ownership and/or continuing operation of any of the Loan Party Assets, interconnection of any Loan Party Assets with the transmission system administered by NYISO or the furnishing of fuel, other consumables, labor or services necessary for continuing operation of any Loan Party Asset.
     “Reinvestment and Repair Account” has the meaning specified in the Security Agreement.
     “Reinvestment Commitment Notice” means a written notice executed by a Responsible Officer of the Borrower on or prior to the date falling 365 days after any Asset Sale or Equity Issuance, stating that (a) no Event of Default has occurred and is continuing or, that if an Event of Default has occurred and is continuing, the Asset Sale Proceeds or Equity Proceeds in respect of which such notice is being delivered have been deposited in the Reinvestment and Repair Account for further application in accordance with Section 7(b) of the Security Agreement and (b) that the Borrower (directly or through a Subsidiary) has entered into a binding commitment to apply all or a specified portion of the related Asset Sale Proceeds or Equity Proceeds, as the case may be, within two years of such payment to make a Permitted Investment.
     “Reinvestment Event” means the occurrence of any Asset Sale or Equity Issuance in respect of which the Borrower has delivered a Reinvestment Notice.
     “Reinvestment Notice” means a written notice executed by a Responsible Officer of the Borrower in connection with the occurrence of any Asset Sale or Equity Issuance stating that (a) no Event of Default has occurred and is continuing or, that if an Event of Default has occurred and is continuing, the Asset Sale Proceeds or Equity Proceeds in respect of which such notice is being delivered have been deposited in the Reinvestment and Repair Account for further application in accordance with Section 7(b) of the Security Agreement and (b) that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Asset Sale Proceeds or Equity Proceeds, as the case may be, to make a Permitted Investment.
     “Related Documents” means the Purchase Agreement, the Special LC Facility Loan Documents and the First Lien Loan Documents.
     “Related Fund” means, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.
     “Repair Event” means the occurrence of any Casualty Event or Event of Eminent Domain involving a probable loss of $5,000,000 or more.
     “Repair Notice” has the meaning set forth in Section 5.01(p)(i).
     “Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the aggregate principal amount of the Advances outstanding at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the aggregate principal amount of the Advance owing to such Lender (in its capacity as a Lender) and outstanding at such time.
     “Responsible Officer” means (a) with respect to any Person that is a corporation, the President, Vice President, Treasurer, Assistant Treasurer, Secretary or Assistant Secretary of such Person, (b) with respect to any Person that is a partnership, an officer of the general partner of such Person who complies with either clause (a) (if the general partner is a corporation) or clause (c) (if the general partner is a limited liability company), (c) with respect to any Person that is a limited liability company, the manager, the managing member or a duly appointed officer of such Person and (d) with respect to the Collateral Agent any officer within the corporate trust department of the Collateral Agent including any vice president, assistant vice president, treasurer, assistant treasurer, trust officer or any other officer of the Collateral Agent who (i) customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and (ii) who shall have direct responsibility for the administration of this Agreement.
     “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
     “Second Offer” has the meaning specified in Section 2.06(b)(vi).
     “Secured Hedge Agreement” means any Hedge Agreement required or permitted under Article V that is entered into by and between the Borrower and any Hedge Bank.
     “Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.
     “Secured Parties” means the Agents, the Lenders, the Hedge Banks, the MSCG Hedging Facility Counterparty and the MSCG Capacity Swap Counterparty.
     “Security Agreement” has the meaning specified in Section 3.01(a)(ii).
     “Seller” has the meaning specified in the Preliminary Statements.
     “Sempra” means Sempra Energy Trading Corp., or its successor.
     “Sempra Account” means an account established in the name of Citibank, N.A., as collateral agent, for the benefit of Sempra and used for the purpose of receiving Energy payments received by the Borrower from NYISO, a portion of which will be paid to Sempra under the terms of the Sempra Security Agreement.
     “Sempra Collateral” means “Collateral” under and as defined in the Sempra Security Agreement.

     “Sempra Collateral Agent” has the meaning specified in the definition of “NYISO Account.”
     “Sempra Security Agreement” means the Security Agreement entered into by and among the Borrower, Sempra and Citibank, N.A., as Collateral Agent dated on or about February 23, 2006, as entered into in form and substance reasonably acceptable to the Administrative Agent and including any amendments or modifications from time to time thereafter (but only to the extent that such amendments or modifications are needed as a result of changes in the NYISO settlement procedures), or any replacement thereof on substantially the same terms (unless the Administrative Agent otherwise agrees).
     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate would have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
     “Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature (taking into account the ability to refinance) and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Special LC Facility” means a first lien senior secured letter of credit facility in an initial stated amount of $150,000,000 to be entered into on the Effective Date and any replacement or extension thereof.
     “Special LC Facility Administrative Agent” means MSCS in its capacity as administrative agent on behalf of the Special LC Facility Lenders.
     “Special LC Facility Documents” means the Special Letter of Credit Facility dated as of February 23, 2006 among the Borrower, the Parent and the Special LC Facility Lender Parties, as amended (as defined in Section 1.02).
     “Special LC Facility Lender Parties” means the Special LC Facility Administrative Agent, the Special LC Issuing Bank and the Special LC Facility Lenders.
     “Special LC Facility Lenders” means the lenders under the Special LC Facility.

     “Special LC Issuing Bank” means MSCS or any successor appointed pursuant to the Special LC Facility Documents.
     “Structuring Agent” has the meaning specified in the recital of parties hereto.
     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries; provided, however, that each Non-Recourse Subsidiary shall not be deemed a Subsidiary of the Borrower hereunder.
     “Subsidiary Guarantors” means the Subsidiaries of the Parent listed on Schedule II hereto and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty pursuant to Section 5.01(k).
     “Subsidiary Guaranty” means the guaranty of the Subsidiary Guarantors set forth in Article VIII, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(k), in each case, as amended, amended and restated, modified or otherwise supplemented.
     “Syndication Agent” has the meaning specified in the recital of parties to this Agreement.
     “Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Debt,” the principal amount of all (a) Obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) Obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) Obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Debt” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds.
     “Taxes” has the meaning specified in Section 2.12(a).
     “Term C Borrowing” means a borrowing consisting of simultaneous Advances of the same Type and the same Interest Period made by the Lenders.
     “Term C Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption

“Term C Commitment” or, if such Lender has entered into one of more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Term C Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05.
     “Term C Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Advance made by such Lender, as amended.
     “Transaction” means the Acquisition, entry into the MSCG Hedging Facility, the MSCG Capacity Swap Agreement, the Special LC Facility and the First Lien Facilities, the Equity Financing and the other transactions contemplated by the Transaction Documents.
     “Transaction Documents” means, collectively, the Loan Documents and the Related Documents.
     “Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.
     “Vessel” has the meaning specified in the Barge Mortgages.
     “Voluntary Prepayments” means, with respect to any Calculation Period, the amount of all optional prepayments of the First Lien Term Facilities made pursuant to Section 2.06(a) during such Calculation Period plus the amount of all optional prepayments of the Facility made pursuant to Section 2.06(a) during such Calculation Period.
     “Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     “Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party would have liability.
     “Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
     “Zone J” means the NYISO pricing zone for generation located in New York City or any successor pricing zone.
     SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to”

and “until” each mean “to but excluding.” References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.
     SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(h) (“GAAP”).
     SECTION 1.04. Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, VII and IX) or any of the other Loan Documents to be in U.S. dollars shall also include the equivalent of such amount in any currency other than U.S. dollars, such equivalent amount to be determined at the rate of exchange quoted by the Administrative Agent in New York, New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in U.S. dollars with such other currency.
     SECTION 1.05. Certifications, Etc. All certifications, notices, declarations, representations, warrants and statements made by any officer, director or employee or a Loan Party pursuant to or in connection with the Agreement shall be made in such person’s capacity as officer, director or employee on behalf of the Loan Party and not in such Person’s individual capacity.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES
     SECTION 2.01. The Advances. The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (an “Advance”) to the Borrower on the Effective Date in an amount not to exceed such Lender’s Term C Commitment at such time. The Term C Borrowing shall consist of Advances made simultaneously by the Lenders ratably according to their Term C Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.
     SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.03, the Term C Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Term C Borrowing in the case of a Term C Borrowing consisting of Eurodollar Rate Advances or the first Business Day prior to the date of the proposed Term C Borrowing in the case of a Term C Borrowing consisting of Base Rate Advances by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or electronic communication. Each notice of Term C Borrowing (a “Notice of Term C Borrowing”) shall be by telephone, confirmed immediately in writing, or by telecopier or electronic communication, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Term C Borrowing, (ii) Type of Advances comprising such Term C Borrowing, (iii) aggregate amount of such Term C

Borrowing and (iv) if such Term C Borrowing consists of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Term C Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Term C Borrowing in accordance with the respective Term C Commitments of the Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.
          (b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Term C Borrowing if the aggregate amount of such Term C Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.10 and (ii) the Advances may not be outstanding as part of more than fifteen separate Eurodollar Rate Term C Borrowings and one Base Rate Term C Borrowing.
          (c) Each Notice of Term C Borrowing shall be irrevocable and binding on the Borrower. In the case of any Term C Borrowing that the related Notice of Term C Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Term C Borrowing for such Term C Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (but excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Term C Borrowing when such Advance, as a result of such failure, is not made on such date.
          (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of such Term C Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Term C Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Term C Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Term C Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Term C Borrowing for all purposes.
          (e) The failure of any Lender to make the Advance to be made by it as part of such Term C Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Term C Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Term C Borrowing.
     SECTION 2.03. [Reserved].
     SECTION 2.04. Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate outstanding principal amount of the Advances on the Maturity Date.
     SECTION 2.05. Termination of the Term C Commitments. All of the Term C Commitments shall automatically terminate (a) at the initial Term C Borrowing and (b) at 5:00 PM, New York City time, on September 30, 2006 if the initial Term C Borrowing shall not have occurred by that time.
     SECTION 2.06. Prepayments. (a) Optional. The Borrower may, upon at least one Business Day’s notice in the case of Base Rate Advances and three Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall prepay the outstanding aggregate principal amount of the Advances comprising part of the same Term C Borrowing in whole or ratably in part, together with (i) accrued interest to the date of such prepayment on the aggregate principal amount prepaid if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c) and (ii) if such prepayment is made (x) on or prior to the first anniversary of the Closing Date, a premium equal to 2% of the principal amount prepaid or (y) after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, a premium equal to 1% of the principal amount prepaid.
          (b) Mandatory. (i) Subject to subsection (vi) below, on each Excess Cash Flow Payment Date, the Borrower shall, to the extent that it is not required to apply such amount to prepay or cash collateralize obligations under the First Lien Credit Agreement by the terms thereof, and so long as no First Lien Event of Default has occurred and is continuing, prepay an aggregate principal amount of the Advances comprising part of the same Term C Borrowings in an amount equal to 75% of the amount of Excess Cash Flow for the Calculation Period corresponding to such Excess Cash Flow Payment Date minus the amount of Voluntary Prepayments made during such Calculation Period.
          (ii) (A) Subject to subsection (vi) below, if within ten Business Days of the date of receipt of any Asset Sale Proceeds or Equity Proceeds by any Loan Party or any of its Subsidiaries, the Borrower shall not have delivered a Reinvestment Notice in respect thereof, then the Borrower shall, to the extent that it is not required to apply such amount to prepay or cash collateralize obligations under the First Lien Credit Agreement by the terms thereof, and so long as no First Lien Event of Default has occurred and is continuing, prepay an aggregate principal amount of the Advances comprising part of the same Term C Borrowing in an amount equal to the amount of such Asset Sale Proceeds or Equity Proceeds, as the case may be.

          (B) Subject to subsection (vi) below, if the Borrower shall have delivered a Reinvestment Notice in respect of any Asset Sale Proceeds or Equity Proceeds and such Reinvestment Notice does not apply to all of such Asset Sale Proceeds or Equity Proceeds, then on the tenth Business Day following the receipt of such Asset Sale Proceeds or Equity Proceeds, the Borrower shall, to the extent that it is not required to apply such amount to prepay or cash collateralize obligations under the First Lien Credit Agreement by the terms thereof, and so long as no First Lien Event of Default has occurred and is continuing, prepay an aggregate principal amount of the Advances comprising part of the same Term C Borrowing in an amount equal to the amount of such Asset Sale Proceeds or Equity Proceeds, as the case may be, which is not covered by such Reinvestment Notice.
          (C) Subject to subsection (vi) below, if on or prior to the date falling 365 days after any Reinvestment Event, the Borrower shall not have delivered a Reinvestment Commitment Notice in respect of Asset Sale Proceeds or Equity Proceeds described in clause (B) above, then the Borrower shall, to the extent that it is not required to apply such amount to prepay or cash collateralize obligations under the First Lien Credit Agreement, by the terms thereof, and so long as no First Lien Event of Default has occurred and is continuing, prepay an aggregate principal amount of the Advances comprising part of the same Term C Borrowing in an amount equal to the amount of such Asset Sale Proceeds or Equity Proceeds, as the case may be.
          (D) Subject to subsection (vi) below, if on or prior to the date falling 365 days after a Reinvestment Event, the Borrower shall have delivered a Reinvestment Commitment Notice in respect of any Asset Sale Proceeds or Equity Proceeds described in clause (B) above, then (1) on the date of such notice, the Borrower shall, to the extent that it is not required to apply such amount to prepay or cash collateralize obligations under the First Lien Credit Agreement by the terms thereof, and so long as no First Lien Event of Default has occurred and is continuing, prepay an aggregate principal amount of the Advances comprising part of the same Term C Borrowing in an amount equal to the amount, if any, of such Asset Sale Proceeds or Equity Proceeds that the Borrower or any other Loan Party has not committed in such Reinvestment Commitment Notice to use to make a Permitted Investment, (2) at any time on or prior to the date which is two years after the date on which any such Asset Sale Proceeds or Equity Proceeds were received, so long as no Event of Default shall have occurred and be continuing, the Borrower shall be permitted to use such Asset Sale Proceeds or Equity Proceeds to make such Permitted Investment and (3) on the date occurring two years after the date on which any such Asset Sale Proceeds or Equity Proceeds were received, the Borrower shall, to the extent that it is not required to apply such amount to prepay or cash collateralize obligations under the First Lien Credit Agreement, by the terms thereof, and so long as no First Lien Event of Default has occurred and is continuing, prepay an aggregate principal amount of the Advances comprising part of the same Term C Borrowings in an amount equal to the remaining amount (if any) of such Asset Sale Proceeds or Equity Proceeds not otherwise applied pursuant to clauses (1) or (2).
          (iii) Subject to subsection (vi) below, to the extent the Borrower is not required to apply such amount to prepay or cash collateralize obligations under the First Lien Credit Agreement by the terms thereof, and so long as no First Lien Event of Default has occurred and is occurring, the Borrower shall, on the date of a receipt of any Debt Proceeds by any Loan Party or any of its Subsidiaries prepay an aggregate principal amount of the Advances comprising part of the same Term C Borrowing in an amount equal to the amount of such Debt Proceeds.
          (iv) Subject to subsection (vi) below, to the extent the Borrower is not required to apply such amount to prepay or cash collateralize obligations under the First Lien Credit Agreement by the terms thereof, and so long as no First Lien Event of Default has occurred and is occurring, the Borrower shall, within five Business Days of the receipt of any Insurance Proceeds or Eminent Domain Proceeds by any Loan Party, prepay an aggregate principal amount of the Advances comprising part of the same Term C Borrowing in an amount equal to 100% of such Insurance Proceeds or Eminent Domain Proceeds, unless the Borrower has delivered a Repair Notice in respect of the related Casualty Event or Event of Eminent Domain pursuant to Section 5.01(p) in respect of such Insurance Proceeds or Eminent Domain Proceeds.
          (v) All prepayments of Eurodollar Rate Advances under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any amounts owing pursuant to Section 9.04(c).
          (vi) Option to Decline. With respect to any prepayment of Advances pursuant to this Section 2.06, any Lender, at its option, may elect not to accept such prepayment. Upon the date set forth in this Section 2.06 for any such prepayment of Advances, the Borrower shall notify the Administrative Agent of the amount that is available to prepay the Advances (the “Prepayment Amount”). Promptly after the date of receipt of such notice, the Administrative Agent shall provide written notice (the “First Offer”) to the Lenders of the amount available to prepay the Advances. Any Lender declining such prepayment (a “Declining Lender”) shall give written notice thereof to the Administrative Agent by 11:00 a.m. no later than two Business Days after the date of such notice from the Administrative Agent. On such date the Administrative Agent shall then provide written notice (the “Second Offer”) to the Lenders other than the Declining Lenders (such Lenders being the “Accepting Lenders”) of the additional amount available (due to such Declining Lenders’ declining such prepayment) to prepay Advances owing to such Accepting Lenders. Any Lender declining prepayment pursuant to such Second Offer shall give written notice thereof to the Administrative Agent by 11:00 a.m. no later than two Business Days after the date of such notice of a Second Offer. The Borrower shall prepay the Advances as set forth in this Section 2.06 within one Business Day after its receipt of notice from the Administrative Agent of the aggregate amount of such prepayment. Amounts remaining after the allocation of accepted amounts shall be applied as set forth in Section 2.06 of the First Lien Credit Agreement.
     SECTION 2.07. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
     (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Advance shall be paid in full.

     (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
          (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or 6.01(f), the Administrative Agent, upon the request of the Required Lenders, shall require that the Borrower pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender and not paid when due, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.07(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (i) of Section 2.07(a); provided, however, that following the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Required Lenders.
          (c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Term C Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Administrative Agent shall give notice to the Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.
     SECTION 2.08. Agents’ Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent.
     SECTION 2.09. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.10, Convert all or any portion of the Advances of one Type comprising the same Term C Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, or, if made on another date, shall be subject to the provisions of Section 9.04(c), any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Advances shall result in more separate Term C Borrowings than permitted under Section 2.02(b) and each Conversion of Advances comprising part of the same Term C Borrowing shall be made ratably among the Lenders in accordance with their Term C Commitments. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.
          (b) Mandatory. (i) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.
          (ii) Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.
     SECTION 2.10. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation by any central bank or other government authority or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; and provided, however, that the Borrower shall not be responsible for costs under this Section 2.10(a) arising more than 180 days prior to receipt by the Borrower of the demand from the affected Lender pursuant to this Section 2.10(a), unless the requirement resulting in the increased costs becomes effective during such 180 day period and retroactively applies to a date occurring prior to such 180 day period, in which case the Borrower shall be responsible for all such additional amounts described in this Section 2.10(a) from and after such date of effectiveness; and provided further that a Lender claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be prima facie evidence of the correct amount.

          (b) If any Lender determines that compliance with any change in law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) since the date hereof, in the case of each Initial Lender and since the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend and other commitments of such type, then, upon written certification by such Lender or such corporation (with a copy of such written certification to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder; provided, however, that the Borrower shall not be responsible for costs under this Section 2.10(b) arising more than 180 days prior to receipt by the Borrower of the demand from the affected Lender pursuant to this Section 2.10(b), unless the requirement resulting in the increased costs becomes effective during such 180 day period and retroactively applies to a date occurring prior to such 180 day period, in which case the Borrower shall be responsible for all such additional amounts described in this Section 2.10(b) from and after such date of effectiveness. A certificate as to such amounts submitted to the Borrower by such Lender shall be prima facie evidence of the correct amount.
          (c) If, with respect to any Eurodollar Rate Advances, Lenders owed at least 33% of the then aggregate unpaid principal amount thereof notify the Administrative Agent that (i) the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Advance, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (x) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.
          (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
          (e) In the event that any Lender demands payment of costs or additional amounts pursuant to this Section 2.10 or Section 2.12 or asserts, pursuant to Section 2.10(d), that it is unlawful for such Lender to make Eurodollar Rate Advances or becomes a Defaulting Lender then (subject to such Lender’s right to rescind such demand or assertion within 10 days after the notice from the Borrower referred to below) the Borrower may, upon 20 days’ prior written notice to such Lender and the Administrative Agent, elect to cause such Lender to assign its Advances and Term C Commitments in full to one or more Persons selected by the Borrower so long as (i) each such Person satisfies the criteria of an Eligible Assignee and is reasonably satisfactory to the Administrative Agent, (ii) such Lender receives payment in full in cash of the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.10, 2.12 and 9.04) and (iii) each such assignee agrees to accept such assignment and to assume all obligations of such Lender hereunder in accordance with Section 9.07.
     SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than noon (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
          (b) The Borrower hereby authorizes each Lender and each of its Affiliates, if and to the extent payment owed to such Lender is not made when due hereunder or under the other Loan Documents to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender or such Affiliate any amount so due;

provided that any such Lender will not so charge the Borrower’s accounts without the consent of the Administrative Agent.
          (c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (d) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
          (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.
     SECTION 2.12. Taxes. (a) Any and all payments by any Loan Party to or for the account of any Lender or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, taxes (including, without limitation, income taxes and franchise taxes) that are imposed on or measured by its overall net income by the United States and taxes (including, without limitation, income taxes and franchise taxes) that are imposed on or measured by its overall net income by the state, local or foreign jurisdiction under the laws of which such Lender or such Agent, as the case may be, is organized or any political subdivision or taxing authority thereof or therein and, in the case of each Lender, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).
          (c) The Loan Parties shall indemnify each Lender and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor. Notwithstanding anything contained in this Section 2.12 to the contrary, the Borrower shall be under no obligation to any Agent or any Lender Party with respect to any additional amounts described in subsections (a) and (c) of this Section 2.12 to the extent incurred prior to the one hundred-eightieth (180th) day preceding the date on which the Borrower received notice by such Agent or such Lender Party of such additional amounts, unless the requirement resulting in such additional amounts becomes effective during such 180 day period and retroactively applies to a date occurring prior to such 180 day period, in which case the Borrower shall be responsible for all such additional amounts described in subsections (a) and (c) of this Section 2.12 from and after such date of effectiveness.
          (d) As soon as practicable after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

          (e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI (in the case of a Lender that has certified in writing to the Administrative Agent that it is not (i) a “bank” (within the meaning of Section 881(c)(3)(A) of the Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Loan Party or (iii) a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Code), Internal Revenue Service Form W-8BEN), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document or, in the case of a Lender that has certified that it is not a “bank” as described above, certifying that such Lender is a foreign corporation, partnership, estate or trust. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI or the related certificate described above, that the applicable Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.
          (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

          (g) If any Agent or any Lender determines in its discretion that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant this Section 2.12, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.12 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority unless the Governmental Authority assessed such penalties, interest, or other charges due to the willful misconduct or gross negligence of the Agent or the Lender) to the Agent or Lender in the event the Agent or the Lender is required to repay such refund to such Governmental Authority.
          (h) If the Borrower is required to pay additional amounts to any Lender or any Agent pursuant to subsections (a) and (c) of this Section 2.12, then such Lender or Agent shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate or reduce any such additional payment by the Borrower that may thereafter accrue, unless such change in the sole judgment of such Lender or Agent is not otherwise disadvantageous to such Lender or Agent.
     SECTION 2.13. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Loan Parties agree that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the Loan Parties in the amount of such interest or participating interest, as the case may be.
     SECTION 2.14. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely to (i) pay to the Seller the cash consideration for the Equity Interest in the Companies, (ii) pay transaction fees and expenses, (iii) provide working capital for the Borrower and its Subsidiaries and (iv) be applied to other corporate purposes of the Borrower and its Subsidiaries.
     SECTION 2.15. Defaulting Lenders. (a) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Event of Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, the Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date of such setoff. Such Advance shall be considered, for all purposes of this Agreement (except calculation of interest, which shall accrue only from the actual date of such deemed advance), to comprise part of the Term C Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Term C Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). The Borrower shall notify the Administrative Agent at any time the Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.15.
          (b) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to any Agent or any of the other Lenders and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Agents or such other Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such

Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Agents or such other Lenders in the following order of priority:
     (i) first, to the Agents for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Agents; and
     (ii) second, to any other Lenders for any Defaulted Amounts then owing to such other Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Lenders.
Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b) shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.
          (c) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, any Agent or any other Lender shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such Agent or such other Lender shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with a commercial bank selected by the Administrative Agent (the “Escrow Bank”), in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be the Escrow Bank’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advance required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advance and amounts required to be made or paid at such time, in the following order of priority:

     (i) first, to the Agents for any amounts then due and payable by such Defaulting Lender to them hereunder, in their capacities as such, ratably in accordance with such respective amounts then due and payable to the Agents;
     (ii) second, to any other Lenders for any amount then due and payable by such Defaulting Lender to such other Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such other Lenders; and
     (iii) third, to the Borrower for the Advance then required to be made by such Defaulting Lender pursuant to the Term C Commitment of such Defaulting Lender.
In the event that any Lender that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender shall be distributed by the Administrative Agent to such Lender and applied by such Lender to the Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.
          (d) The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that any Agent or any Lender may have against such Defaulting Lender with respect to any Defaulted Amount.
     SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Term C Note, in substantially the form of Exhibit A hereto, payable to the order of such Lender in a principal amount equal to the Advances of such Lender. All references to Term C Notes in the Loan Documents shall mean Term C Notes, if any, to the extent issued hereunder.
          (b) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Term C Borrowing made hereunder, the Type of Advances comprising such Term C Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

          (c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit, increase or otherwise affect the obligations of the Borrower under this Agreement.
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND OF LENDING
     SECTION 3.01. Conditions Precedent. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied (and the obligation of each Lender to make an Advance on the occasion of the Extension of Credit hereunder is subject to the satisfaction of such conditions precedent before or concurrently with the Effective Date):
     (a) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Term C Notes) in sufficient copies for each Lender:
     (i) The Term C Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.16.
     (ii) A security agreement in substantially the form of Exhibit D hereto (the “Security Agreement”), duly executed by each Loan Party, together with:
     (A) certificates representing the Initial Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Initial Pledged Debt referred to therein, indorsed in blank, to be delivered to the First Lien Collateral Agent as bailee,
     (B) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions necessary in order to perfect and protect the second priority (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Secured Obligations) liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,
     (C) completed requests for information, dated on or before the Effective Date, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,
     (D) evidence of the completion (or preparation for filing) of all other recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect and protect the security interest created thereunder,
     (E) a consent to the assignment of the MSCG Hedging Facility Agreement and the MSCG Capacity Swap Agreement, in substantially the form of Exhibit A to the Security Agreement, duly executed by MSCG, in its capacity as the MSCG Hedging Facility Counterparty and the MSCG Capacity Swap Counterparty,
     (F) the Deposit Account Control Agreement referred to in the Security Agreement, duly executed by the applicable Loan Parties and each Pledged Account Bank referred to in the Security Agreement, and
     (G) evidence that all other action that the Administrative Agent may reasonably deem necessary in order to perfect and protect the second priority (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Secured Obligations) liens and security interests created under the Security Agreement has been taken (including, without limitation, receipt of duly executed payoff letters and UCC-3 termination statements (if necessary)).
     (iii) Deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust in substantially the form of Exhibit G-1 hereto (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters) or otherwise in form and substance satisfactory to the Administrative Agent, covering the Properties (together with each other mortgage delivered pursuant to Section 5.01(k), in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:
     (A) evidence that counterparts of the Mortgages have been either (x) duly recorded on or before the Effective Date or (y) duly executed, acknowledged and delivered on or before the Effective Date and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid second priority (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Secured Obligations) and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid,
     (B) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements (including zoning endorsements where available) and in amount acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid second priority and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances and the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Secured Obligations, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable and with respect to any such property located in a State in which a zoning endorsement is not available, a zoning compliance letter from the applicable municipality in a form reasonably acceptable to the Administrative Agent,
     (C) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 30 days before the Effective Date, certified to the Administrative Agent, the Collateral Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the real property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent,
     (D) estoppel and consent agreements, in form and substance satisfactory to the Administrative Agent, executed by each of the lessors of the leased real properties listed on Schedule 4.01(v)(1) hereto, along with (x) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (y) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary or desirable, in the Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, or (z) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form satisfactory to the Administrative Agent,

     (E) estoppel certificates executed by all tenants of the leased real properties listed on Schedule 4.01(v)(2) hereto,
     (F) evidence of the insurance required by the terms of the Mortgages, and
     (G) such other consents, agreements and confirmations of lessors and third parties as the Administrative Agent may deem necessary or desirable and evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to create valid second priority (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Secured Obligations) and subsisting Liens on the property described in the Mortgages has been taken.
     (iv) An intercreditor agreement in substantially the form of Exhibit E hereto (the “Intercreditor Agreement”), duly executed by the Borrower, the Administrative Agent, the Collateral Agent, the “Administrative Agent” under the First Lien Facilities, the MSGC Hedging Facility Counterparty, the MSCG Capacity Swap Counterparty and the Special LC Facility Administrative Agent.
     (v) Second preferred fleet mortgages (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Secured Obligations), in substantially the form of Exhibit G-2 hereto (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters) or otherwise in form and substance satisfactory to the Administrative Agent, covering the Properties (together with each other mortgage delivered pursuant to Section 5.01(s), in each case as amended, the “Barge Mortgages”), duly executed by the appropriate Loan Party, together with:
     (A) evidence that counterparts of the Barge Mortgages have been either (x) duly recorded on or before the Effective Date or (y) duly executed, acknowledged and delivered on or before the Effective Date and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid second priority (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Secured Obligations) and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid,
     (B) evidence of the insurance required by the terms of the Barge Mortgages, and
     (C) such other consents, agreements and confirmations of lessors and third parties as the Administrative Agent may deem necessary or desirable and evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to create valid second priority (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Secured Obligations) and subsisting Liens on the property described in the Barge Mortgages has been taken.
     (vi) Certified copies of the resolutions of the Board of Directors of each Loan Party approving the Transaction and each Transaction Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Transaction and each Transaction Document to which it is or is to be a party.
     (vii) A copy of a certificate of the Secretary of State of the jurisdiction of incorporation of each Loan Party, dated reasonably near the Effective Date certifying (A) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter on file in such Secretary’s office, (2) such Loan Party has paid all franchise taxes to the date of such certificate and (3) such Loan Party is duly incorporated and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation.
     (viii) A certificate of each Loan Party signed on behalf of such Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(vii), (B) a true and correct copy of the bylaws of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(vi) were adopted and on the Effective Date, (C) the absence of any proceeding for the dissolution or liquidation of such Loan Party, (D) the truth of the representations and warranties contained in the Loan Documents (other than the Excluded Representations) as though made on and as of the Effective Date, (E) the absence of any event occurring and continuing, or resulting from the Extension of Credit, that constitutes a Default, (F) the entering into and full force and effect of the MSCG Hedging Facility, (G) the entering into and full force and effect of the MSCG Capacity Swap Agreement, (H) the consummation of the Acquisition in accordance with the terms of the Purchase Agreement as in effect on September 30, 2005, with such amendments and waivers as do not materially adversely affect the Lenders and (I) and as to the matters set forth in Sections 3.01(a)(xvi) and (c).
     (ix) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

     (x) Certified copies of each of the Special LC Facility Documents, the Purchase Agreement and the First Lien Loan Documents, duly executed by the parties thereto and in form and substance satisfactory to the Lenders, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall request.
     (xi) Certificates in substantially the form of Exhibit H, attesting to the Solvency of the Loan Parties (on a consolidated basis) before and after giving effect to the Transaction, from its chief executive officer.
     (xii) Audited annual consolidated financial statements of the Companies for the two Fiscal Years ended mostly recently to the 90th day before the Effective Date, unaudited consolidated financial statements of the Companies for the three fiscal quarters ending September 30, 2005, pro forma financial statements as to the Companies giving effect to the Transactions for the most recently completed Fiscal Year ending at least 90 days prior to the Effective Date and for the three fiscal quarters ending September 30, 2005, which in the case of the audited consolidated financial statements of the Companies for the fiscal year ending December 31, 2004, shall not indicate an Effective Date Material Adverse Effect in comparison to the unaudited financial consolidated financial statements of the Companies for the fiscal year ending December 31, 2004 previously delivered to the Administrative Agent and in all other cases, shall not indicate an Effective Date Material Adverse Effect in comparison to the June 30, 2005 unaudited financial consolidated financial statements of the Companies (disregarding seasonality).
     (xiii) Copies of all policies, endorsements and other documents required under Section 5.01(d) to be in effect as of the Effective Date, accompanied by (i) a certificate of the Borrower signed by its President or Vice President or a Financial Officer certifying that the copies of each of the policies, endorsements and other documents delivered pursuant to this Section 3.01(a)(xiii) are true, correct and complete copies thereof, (ii) letters from the Borrower’s insurance brokers or insurers (commonly referred to as “undertaking letters”), dated not earlier than fifteen (15) days prior to the Effective Date, stating with respect to such insurance policy that (A) such policy is in full force and effect, (B) all premiums theretofore due and payable thereon have been paid and (C) the underwriters of such insurance have agreed that the policies, when issued, will contain the provisions required under Section 5.01(d) and (iii) a report from Moore-McNeil, LLC in form and substance reasonably satisfactory to the Lenders confirming that such required insurance is in full force and effect in accordance with the terms of this Agreement.
     (xiv) A favorable opinion of Kirkland & Ellis LLP, counsel for the Loan Parties, in substantially the form of Exhibit I hereto.
     (xv) A favorable opinion of Thompson Coburn LLP, special counsel to the Loan Parties in respect of the Barge Mortgages, in substantially the form of

Exhibit J hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.
     (xvi) Evidence satisfactory to the Administrative Agent that the Leverage Ratio, determined on a pro forma basis as if the Transactions occurred on January 1, 2005 is less than 5.0:1.0.
     (xvii) Copies of the Governmental Authorizations referred to in Section 3.01(e).
          (b) The Administrative Agent shall be satisfied that all Existing Debt (other than Debt permitted by Section 5.02(b)) has been (or is being simultaneously) prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and all commitments relating thereto terminated.
          (c) Before giving effect to the Transaction, there shall have occurred no Effective Date Material Adverse Effect since each of June 30, 2005 and September 30, 2005.
          (d) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened in writing before any Governmental Authority that (i) could be reasonably likely to have an Effective Date Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or to prohibit the consummation of the Transaction.
          (e) All Governmental Authorizations and third party consents and approvals necessary in connection with the Transaction shall have been obtained (without the imposition of any conditions that are materially adverse to the interests of the Loan Parties or to the Lenders) and shall remain in effect; all applicable waiting periods in connection with the Transaction shall have expired without any action being taken by any competent authority, and no law or regulation shall be applicable, in each case that after giving effect to all Governmental Authorizations that have been obtained or that apply generally to transfers in the Loan Parties’ industry, restrains, prevents or imposes materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.
          (f) The Borrower shall have paid all accrued fees of the Agents and the Lenders and all accrued expenses of the Agents (including the accrued fees and expenses of counsel to the Administrative Agent and the Collateral Agent and special counsel to the Lenders).
          (g) The Acquisition shall have been consummated materially in accordance with the terms of the Purchase Agreement, without any waiver or amendment not consented to by the Lenders of any material term, provision or condition set forth therein, and in material compliance with all applicable Laws.

          (h) (i) The ISDA Schedule attached to the Confirmation Agreement referred to in the definition of “MSCG Hedging Facility Agreement” shall have been executed by the Borrower on the Effective Date (the “Effective Date ISDA Schedule”) and (ii) the MSCG Hedging Facility and the ISDA Schedule shall have been entered into and shall be in full force and effect.
          (i) The Borrower shall have received at least $550,000,000 in gross cash proceeds from advances under the First Lien Facilities and proceeds from an equity contribution by the Equity Investors (the “Equity Financing”) in an amount equal to $314,400,000 (of which $313,170,000 shall be funded in cash and $1,230,000 shall be funded through credits to certain Equity Investors against certain funds owed to them).
          (j) Each of the representations and warranties of the Seller as to the Companies and their Subsidiaries contained in the Purchase Agreement (without regard to “materiality,” “material adverse effect,” “Material Adverse Effect” (as defined in the Purchase Agreement) or similar qualifiers, without regard to any updates to the Seller’s Disclosure Schedules (as defined in the Purchase Agreement) and without regard to any notice of any breach of representation or warranty given to the Borrower or the Equity Investors on or after the Execution Date (as defined in the Purchase Agreement)) is and was true and correct as of the date made (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, an Effective Date Material Adverse Effect.
          (k) the representations and warranties contained in each Loan Document (other than the Excluded Representations) are correct in all material respects on and as of such date, before and after giving effect to such Term C Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Term C Borrowing or issuance, in which case as of such specific date; and
          (l) no Default has occurred and is continuing, or would result from the Term C Borrowing or issuance or from the application of the proceeds therefrom.
     SECTION 3.02. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Effective Date specifying its objection thereto and, if the Extension of Credit consists of a Term C Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Term C Borrowing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows (except that the Excluded Representations are not made on the date hereof):
     (a) Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership (as applicable) power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. As of the Effective Date, all of the outstanding Equity Interests in the Parent have been validly issued, are fully paid and non-assessable and are owned by the Equity Investors in the amounts specified on Schedule 4.01(a) hereto free and clear of all Liens, except those created under the Collateral Documents and Permitted Priority Liens.
     (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Loan Parties, showing as of the date hereof (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 3.01(a)(vi) is a true and correct copy of each such document, each of which is valid and in full force and effect.
     (c) Set forth on Schedule 4.01(c) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries have been validly issued, are (in the case of a corporation) fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents and Permitted Liens of the type described in clauses (ii) through (ix), (xvi), (xvii), (xviii) and (xx) of Section 5.02(a).

     (d) The execution, delivery and performance by each Loan Party of each Transaction Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s corporate, limited liability company or limited partnership (as applicable) powers, have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action, and do not (i) contravene such Loan Party’s charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties (other than any conflicts, breaches, defaults or payments that either individually or in the aggregate, could not reasonably be likely to have a Material Adverse Effect), or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.
     (e) No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the operation of the business of the Loan Parties as required by applicable law and the Transaction Documents, (ii) the due execution, delivery, recordation, filing or performance by any Loan Party of any Transaction Document to which it is or is to be a party, or for the consummation of the Transaction, (iii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iv) the perfection or maintenance of the Liens created under the Collateral Documents, which Liens are prior and superior in right to any other Person other than the holders of Permitted Priority Liens, or (v) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (A) the authorizations, approvals, actions, notices and filings listed on the Schedule 4.01(e) hereto, all of which have been (or are being) duly obtained, taken, given or made and are in full force and effect (other than any authorizations, approvals, actions, notices or filings that either, individually or in the aggregate, could not reasonably be likely to have a Material Adverse Effect) and (B) any Governmental Authorization for any Agent or any Lender or any purchaser to acquire control over any of the Generating Stations. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them. The Acquisition has been consummated materially in accordance with the Purchase Agreement and applicable law.

     (f) This Agreement has been, and each other Transaction Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Transaction Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).
     (g) There is no action, suit, investigation, litigation or proceeding against, or to the best of the Borrower’s knowledge, affecting, any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened in writing before any Governmental Authority or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction.
     (h) The Consolidated balance sheet of the Companies and their Subsidiaries as at each of December 31, 2003 and December 31, 2004, and the related Consolidated statement of income and Consolidated statement of cash flows of the Companies and their Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of Deloitte & Touche, independent public accountants, and the Consolidated balance sheet of the Companies and their Subsidiaries as at September 30, 2005 for the nine months then ended, and the related Consolidated statement of income and Consolidated statement of cash flows of the Companies and their Subsidiaries for the nine months then ended, copies of which have been furnished to each Lender, fairly present in all material respects, subject, in the case of said balance sheets as at September 30, 2005 and said statements of income and cash flows for the nine months then ended, to year end audit adjustments and absence of footnotes, the Consolidated financial condition of the Companies and their Subsidiaries as at such dates and the Consolidated results of operations of the Companies and their Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since December 31, 2004, there has been no Material Adverse Change.
     (i) The Consolidated pro forma balance sheets of the Borrower and its Subsidiaries as at December 31, 2004, and September 30, 2005, and the related Consolidated pro forma statement of income and cash flows of the Borrower and its Subsidiaries for the fiscal year and nine months then ended, respectively, copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP (subject to audit adjustments and absence of footnotes).
     (j) The Consolidated forecasted statement of income and statement of cash flows of the Borrower and its Subsidiaries delivered to the Lenders pursuant to Section

5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be fair in light of the conditions existing at the time of delivery of such forecasts, and, at the time of delivery, the Borrower believed they represented best estimate of its future financial performance.
     (k) The Information Memorandum and other information, exhibits or reports furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents, taken as a whole, did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein not misleading in light of the other information contained therein.
     (l) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
     (m) Neither any Loan Party nor any of its Subsidiaries is an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.
     (n) To the extent required by the Collateral Documents and except to the extent that such actions are not within the Loan Parties’ control, all filings and other actions necessary to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected second priority security interest in the Collateral (subject to Permitted Priority Liens), securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. The Loan Parties are the legal and beneficial owners of, or hold rights in, the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.
     (o) The Loan Parties are, together with their Subsidiaries on a Consolidated basis, Solvent.
     (p) (i) Set forth on Schedule 4.01(p) hereto is a complete and accurate list of all Plans and Multiemployer Plans.
     (ii) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.
     (iii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service have been made available to the Lenders, is, to the knowledge of the Loan Parties, complete and accurate and fairly presents the funding status of such Plan, and, to the knowledge of the Loan Parties, since the date of such Schedule B there has been no material adverse change in such funding status.
     (iv) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that could reasonably be expected to result in a Material Adverse Effect.
     (v) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.
     (q) Except as otherwise set forth on Schedule 4.01(q) hereto, (i) the operations and properties of each Loan Party and each of its Subsidiaries comply with all applicable Environmental Laws and Environmental Permits, except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs or with ongoing obligations or costs that would not reasonably be expected to have a Material Adverse Effect, and no circumstances exist that would reasonably be expected to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that would have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership or transferability under any Environmental Law (other than restrictions generally applicable in the Borrower’s industry).
     (ii) Except as would not reasonably be expected to have a Material Adverse Effect: none of the properties currently owned or operated by any Loan Party or any of its Subsidiaries is listed or to the knowledge of Borrower proposed for listing on the NPL or on the CERCLIS or any analogous state list or, to the knowledge of the Borrower, is adjacent to property listed on such list; there are no underground storage tanks or surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed (as such terms are defined by the Resource Conservation and Recovery Act or any analogous state law) on any property currently owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries that requires abatement or encapsulation under any Environmental Law; and Hazardous Materials have not been released, discharged or disposed of in violation of, or that require investigation or remediation under any, Environmental Law on any property currently owned or operated by any Loan Party or any of its Subsidiaries.
     (iii) Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law except for any such release, discharge or disposal that would not reasonably be expected to have a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner that would not reasonably be expected to have a Material Adverse Effect.
     (r) (i) Except as provided on Part I of Schedule 4.01(r), neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement other than a tax sharing agreement approved by the Required Lenders.
     (ii) To the extent required by Section 5.01(b), each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all material tax returns (Federal, state, local and foreign) required to be filed and has paid all material taxes shown thereon to be due, together with applicable interest and penalties.
     (iii) Set forth on Part II of Schedule 4.01(r) hereto is a complete and accurate list, as of the date hereof, of each taxable year of each Loan Party and each of its Subsidiaries and Affiliates for which Federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an “Open Year”).
     (iv) The aggregate unpaid amount, as of the date hereof, of adjustments to the Federal income tax liability of each Loan Party and each of its Subsidiaries and Affiliates proposed by the Internal Revenue Service with respect to Open Years does not exceed $10,000,000. Set forth on Part III of Schedule 4.01(r) hereto is a complete and accurate description, as of the date hereof, of each such item that separately, for all such Open Years, together with applicable interest and penalties, exceeds $2,000,000. No issues have been raised by the Internal Revenue Service in respect of Open Years that, in the aggregate, could be reasonably likely to have a Material Adverse Effect.
     (v) The aggregate unpaid amount, as of the date hereof, of adjustments to the state, local and foreign tax liability of each Loan Party and its Subsidiaries and Affiliates proposed by all state, local and foreign taxing authorities (other than amounts arising from adjustments to Federal income tax returns) does not exceed $10,000,000. No issues have been raised by such taxing authorities that, in the aggregate, could be reasonably likely to have a Material Adverse Effect.
     (vi) No “ownership change” as defined in Section 382(g) of the Internal Revenue Code, and no event that would result in the application of the “separate return limitation year” or “consolidated return change of ownership” limitations under the Federal income tax consolidated return regulations, has occurred with respect to the Borrower or the Company.
     (s) Set forth on Schedule 4.01(s) hereto is a complete and accurate list of all Existing Debt not paid in full on the Effective Date (and in respect of which all commitments have not been terminated), showing as of the date hereof the obligor and the principal amount outstanding thereunder.
     (t) Set forth on Schedule 4.01(t) hereto is a complete and accurate list of all Liens on the property or assets of any Loan Party or any of its Subsidiaries as of the Effective Date, other than Permitted Priority Liens, showing the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.
     (u) Set forth on Schedule 4.01(u) hereto is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries as of the Effective Date, showing the street address, county or other relevant jurisdiction, state and record owner thereof. Each Loan Party or such Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.
     (v) (1) Set forth on Schedule 4.01(v)(1) hereto is a complete and accurate list as of the Effective Date of all leases of real property under which any Loan Party or any of its Subsidiaries is the lessee, showing the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.
     (2) Set forth on Schedule 4.01(v)(2) hereto is a complete and accurate list as of the Effective Date of all leases of real property under which any Loan Party is the lessor, showing the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.
     (w) Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all vessels, which for the avoidance of doubt shall include all barges, owned by the Companies as of the Effective Date and covered or to be covered by the Barge Mortgage on the Effective Date; each such vessel is duly documented in the name of Astoria Generating Company, L.P. as shipowner, and under the laws and flag of the United States of America for the registry trade, with such vessel located and deployed as therein indicated (or as the Borrower shall hereafter notify the Administrative Agent in writing promptly).
     (x) The Companies have all Governmental Authorizations and any contractual arrangements with interconnecting utilities necessary for continuing ownership, qualification, operation and dispatch of each of each of the Generating Stations, as follows: (i) for Capacity and Ancillary Services purposes, subject to semi-annual net capacity testing as performed by the NYISO and except as would not have a Material Adverse Effect (a) as of the date of this Agreement, the Astoria Generating Facility is qualified with NYISO to provide approximately 1,250 MW of peak summer capacity and those Ancillary Services, as defined in NYISO Rules, known as ten minute synchronized reserves, ten minute operating reserves and voltage ampere regulatory, (b) as of the date of this Agreement, the Gowanus Gas Turbine Facility is qualified with NYISO to provide approximately 538 MW of peak summer capacity and those Ancillary Services, as defined in NYISO Rules, known as non-synchronized reserves and (c) as of the date of this Agreement, the Narrows Gas Turbine Facility is qualified with NYISO to provide approximately 278 MW of peak summer capacity and those Ancillary Services, as defined in NYISO Rules, known as non-synchronized reserves; (ii) for each of the Generating Stations to be electrically interconnected with the transmission system administered by NYISO, directly or through electrical interconnections or switching facilities of electric utilities in accordance with all applicable NYISO Rules and Governmental Authorizations, and is qualified and lawfully may provide the foregoing Capacity and Ancillary Services, and provide Energy in all applicable NYISO Markets up to the foregoing Capacity levels, without restrictions as to operating time, days or hours, other than in accordance with Governmental Authorizations, NYISO Rules and Environmental Laws, except as would not have a Material Adverse Effect; (iii) Capacity available from the Generating Stations qualifies as Capacity in Zone J, and deliveries of Energy and Ancillary Services from the Generating Stations at their respective points of interconnection with the NYISO transmission system qualify as Zone J deliveries pursuant to NYISO Rules; (iv) the Federal Energy Regulatory Commission has granted Astoria authority to sell Energy at market-based rates pursuant to Section 205 of the Federal Power Act, 16 U.S. Code §824d (“Market-Based Rates”); and (v) each of the Generating Stations is interconnected with regulated natural gas transmission or distribution systems and has adequate arrangements for the delivery, receipt and storage, as applicable of gas, fuel oil and other consumables as necessary for operation in the manner and at the Capacities set forth above as such Generating Stations have been historically operated.
     (y) To the extent that each Vessel covered by each Barge Mortgage is in fact a “vessel” within the meaning of 46 U.S. Code Chapters 121 and 313, each Barge Mortgage, executed and delivered, creates in favor of the Mortgagee for the benefit of the Lenders a legal, valid, and enforceable second preferred mortgage lien over the Vessel, constitutes a “preferred mortgage” within the meaning of Section 31301(6)(B) of Title 46 of the United States Code (subject only to Permitted Priority Liens) entitled to the benefits accorded a preferred mortgage on a vessel registered under the laws and flag of the United States.
     (z) At the time of the Extension of Credit, and thereafter, Astoria Generating Company, L.P. will be, qualified to own and operate the Vessels documented under the laws and flag of the United States, or such other jurisdiction in which any such Vessel is permitted, or will be permitted, to be registered or operated in accordance with the terms of the respective Barge Mortgages.

ARTICLE V
COVENANTS OF THE LOAN PARTIES
     SECTION 5.01. Affirmative Covenants. So long as any Advance or any other Obligation (other than contingent obligations) of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Term C Commitment hereunder, the Parent will:
     (a) Compliance with Laws, Etc. Comply, cause each of its Subsidiaries to comply, with (i) all applicable Laws (including, without limitation, ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970) and (ii) all Contractual Obligations except, in the case of (i) and (ii), where failure to comply could not reasonably be expected to have a Material Adverse Effect.
     (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that (x) is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors or (y) if such nonpayment, either individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.
     (c) Compliance with Environmental Laws. (i) Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (ii) obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and (iii) conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws, except in the case of (i), (ii) or (iii) where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.
     (d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations against physical loss, public liability, property damage and other insurance, all as set forth on Schedule 5.01(d).

     (e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name and rights (charter and statutory); provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d).
     (f) Visitation Rights. At any reasonable time up to once per year so long as no Event of Default has occurred and is continuing and from time to time upon reasonable prior notice after the occurrence and during the continuance of an Event of Default, permit any of the Agents or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and, in the presence of an officer of the Borrower, with their independent certified public accountants.
     (g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account in accordance with generally accepted accounting principles in effect from time to time and in compliance in all material respects with all applicable Laws.
     (h) Obtain and Maintain Governmental Authorizations. Obtain and maintain (and cause its Subsidiaries to obtain and maintain) in full force and effect, and meet all requirements in respect of any material Governmental Authorizations necessary in the conduct by the Loan Parties of their business and operations and the Transactions contemplated hereby.
     (i) Maintenance of the Properties, Etc. (i) Maintain and cause each of its Subsidiaries to maintain, (A) all material permits, licenses, approvals, privileges, franchises and Governmental Authorizations necessary for the operation of its or their respective businesses, and (B) the Loan Party Assets in accordance with Prudent Industry Practices and any insurance policies required to be maintained pursuant to Schedule 5.01(d) and (ii) make such repairs, replacements and improvements to the Loan Party Assets as in the reasonable judgment of the Borrower are necessary so that the Loan Party Assets may be operated in accordance with Prudent Industry Practices.
     (j) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.
     (k) Covenant to Guarantee Obligations and Give Security. Upon (x) the request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, (y) the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party (other than any Non-Recourse Subsidiary) or (z) the acquisition of any property by any Loan Party of a type required by the Loan Documents to be subject to a second priority (subject to Permitted Priority Liens) security interest in favor of the Collateral Agent for the benefit of the Secured Parties on the Effective Date, and such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority (subject to Permitted Priority Liens) security interest in favor of the Collateral Agent for the benefit of the Secured Parties, then in each case at the Borrower’s expense:
     (i) in connection with the formation or acquisition of a Subsidiary (other than any Subsidiary that is a Non-Recourse Subsidiary), within 10 days after such formation or acquisition, cause each such Subsidiary, and cause each direct and indirect parent (but only up to the Parent level) of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,
     (ii) within 10 days after (A) such request, furnish to the Administrative Agent and the Collateral Agent a description of the real and personal properties of the Loan Parties in detail reasonably satisfactory to the Administrative Agent and (B) such formation or acquisition, furnish to the Collateral Agent a description of the real and personal properties of such Subsidiary or the real and personal properties so acquired, in each case in detail reasonably satisfactory to the Administrative Agent,
     (iii) within 15 days after (A) such request or acquisition of property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Collateral Agent such additional mortgages, pledges, assignments, security agreement supplements, intellectual property security agreements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such properties and (B) such formation or acquisition of any new Subsidiary, duly execute and deliver and cause such Subsidiary and each Loan Party acquiring Equity Interests in such Subsidiary to duly execute and deliver to the Collateral Agent mortgages, pledges, assignments, security agreement supplements, intellectual property security agreements, intellectual property security agreement supplements and other security agreements as reasonably specified by, and in form and substance reasonably satisfactory to, the Administrative Agent, securing payment of all of the obligations of such Subsidiary or Loan Party, respectively, under the Loan Documents;
     (iv) within 30 days after such request, formation or acquisition, take, and cause each Loan Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a Non-Recourse Subsidiary) to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements, intellectual property security agreements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.01(k), enforceable against all third parties in accordance with their terms,
     (v) within 60 days after such formation or acquisition of a Subsidiary or of owned real property, deliver to the Collateral Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of a favorable opinion (containing customary exceptions and limitations), addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to (A) the matters contained in clauses (i), (iii) and (iv) above, (B) such guaranties, guaranty supplements, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreements, intellectual property security agreement supplements and security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, as to the matters contained in clause (iv) above, (C) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and (D) such other matters as the Administrative Agent may reasonably request,
     (vi) as promptly as practicable after such request, formation or acquisition, deliver, upon the request of the Administrative Agent in its sole discretion, to the Collateral Agent with respect to each parcel of real property owned or held by each Loan Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a Non-Recourse Subsidiary) title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Collateral Agent, and
     (vii) at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a Non-Recourse Subsidiary) to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a Non-Recourse Subsidiary) to take, all such other action as the Administrative Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreements, intellectual property security agreement supplements and security agreements.
     (l) Further Assurances. (i) Promptly upon request by any Agent, or any Lender through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and
     (ii) Promptly upon request by any Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) to the fullest extent permitted by applicable law, subject to a security interest any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents and (B) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder.
     (m) Interest Rate Hedging. Enter into on or before the date that is 75 days following the Effective Date, and maintain at all times thereafter, interest rate Hedge Agreements with Persons acceptable to the Administrative Agent, covering a notional amount of not less than $425,000,000 and providing for such Persons to make payments thereunder for a period of no less than three years.
     (n) Regulatory Matters. Cause its Subsidiaries to comply with all Governmental Authorizations and NYISO Rules except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and take all actions necessary to maintain any Governmental Authorizations to permit the Generating Stations to remain electrically interconnected with the transmission system administered by NYISO, eligible to provide Capacity, Energy and Ancillary Services in relevant NYISO Markets in the manner and quantities set forth in Section 4.01(x) hereof at Market-Based Rates, and to inform Administrative Agent promptly of any Regulatory Event which upon occurrence, or with the passage of time following occurrence, will have a Material Adverse Effect upon the continued ownership or operation of the Generating Stations.
     (o) Separateness. Comply (and cause its Subsidiaries and any Non-Recourse Subsidiary to comply) with the following:
     (i) (A) The Parent and its Subsidiaries (other than any Non-Recourse Subsidiary) will maintain their own deposit account or accounts, separate from those of any Non-Recourse Subsidiary or any other Affiliate of the Parent with commercial banking institutions and will not commingle their funds with those of any Non-Recourse Subsidiary or any other Affiliate of the Parent; and (B) each

Non-Recourse Subsidiary to the extent that any Non-Recourse Subsidiary has one or more deposit accounts, will maintain its own deposit account or accounts, separate from those of the Parent and each of its other Subsidiaries, with commercial banking institutions and will not commingle its funds with any the Parent or any of its other Subsidiaries;
     (ii) (A) The Parent and its Subsidiaries (other than any Non-Recourse Subsidiary) will maintain a separate address from the address of any Non- Recourse Subsidiary or any other Affiliate of the Parent, or to the extent any Non-Recourse Subsidiary or other Affiliate of the Parent may have offices in the same location as any of the Parent and its other Subsidiaries, maintain a fair and appropriate allocation of overhead costs among them, with each such entity bearing its fair share of such expense; and (B) each Non-Recourse Subsidiary will maintain a separate address from the address of each of the Parent and its other Subsidiaries, or to the extent any Non-Recourse Subsidiary may have offices in the same location as any of the Parent and its other Subsidiaries, maintain a fair and appropriate allocation of overhead costs among them, with each such entity bearing its fair share of such expense;
     (iii) Each Non-Recourse Subsidiary will issue separate financial statements prepared not less frequently than quarterly, which financial statements need not be separately audited or reviewed by an independent accounting firm;
     (iv) Each Non-Recourse Subsidiary will be a corporation or limited liability company and will conduct its affairs in accordance with its certificate of incorporation or formation and by-laws or limited liability company agreement (or similar constitutive documents) and observe all necessary, appropriate and customary company (or corporate) formalities, including, but not limited to, holding all regular and special members’ and board of managers’ (or stockholders’ and directors’ or other similar Persons) meetings appropriate to authorize all company (or corporate) action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts, to the extent applicable;
     (v) (A) Each Non-Recourse Subsidiary will not assume or guarantee any of the liabilities of, or pledge any of its assets for the benefit of any of, the Parent and its other Subsidiaries, (B) each of the Parent and its Subsidiaries (other than any Non-Recourse Subsidiary) will not assume or guarantee any of the liabilities of, or pledge any of its assets for, the benefit of any Non-Recourse Subsidiary (except that the Subsidiary which holds the Equity Interests in any Non-Recourse Subsidiary may pledge such Equity Interests to the creditors of such Non-Recourse Subsidiary on a non-recourse basis so long as the Subsidiary which holds such Equity Interests shall not own any assets other than such Equity Interests) or other Affiliate of the Parent or hold out its credit as being available to satisfy the obligations of any Non-Recourse Subsidiary or other Affiliate of the

Parent (which shall be deemed not to refer to any disclosure by the Parent and its Subsidiaries of Investments or obligations that the Parent or its Subsidiaries are permitted to make in or incur with respect to any Non-Recourse Subsidiary in compliance with this Agreement) and (C) no Non-Recourse Subsidiary will hold out the credit of the Parent and its other Subsidiaries as being able to satisfy the obligations of such Non-Recourse Subsidiary (which shall be deemed not to refer to any disclosure by such Non-Recourse Subsidiary of Investments or obligations that the Parent or its Subsidiaries are permitted to make in or incur with respect to such Non-Recourse Subsidiary in compliance with this Agreement);
     (vi) (A) the Parent and each of its Subsidiaries (other than any Non-Recourse Subsidiary) will not authorize the use of its name or trademarks or service marks by any Non-Recourse Subsidiary or other Affiliate of the Parent except pursuant to a written license agreement; (B) no Non-Recourse Subsidiary will authorize the use of its name or trademarks or service marks by the Parent or any of its other Subsidiaries except pursuant to a written license agreement; and (C) no Non-Recourse Subsidiary may use the same domain name for electronic mail as the Parent and its Subsidiaries;
     (vii) (A) None of the Parent or any of its Subsidiaries (other than any Non-Recourse Subsidiary) will conduct a material amount of its own business in the name of any Non-Recourse Subsidiary, provided, however, that the Parent and its Subsidiaries may provide services to any Non-Recourse Subsidiary and may conduct the business of any Non-Recourse Subsidiary by or on behalf of such Non-Recourse Subsidiary under a management or services agreement so long as any material business so conducted is conducted in the name of such Non-Recourse Subsidiary and (B) no Non-Recourse Subsidiary will conduct a material amount of its own business in the name of the Parent or any of its other Subsidiaries; and
     (viii) If the Parent or any of its Subsidiaries obtains actual knowledge that any Non-Recourse Subsidiary has represented or indicated to any Person with which it conducts business that the credit of the Parent and its Subsidiaries is available to satisfy the obligations of such Non-Recourse Subsidiary (which shall be deemed not to refer to any disclosure by such Non-Recourse Subsidiary of Investments or obligations that the Parent or its Subsidiaries are permitted to make in or incur with respect to such Non-Recourse Subsidiary in compliance with this Agreement) (other than the non-recourse pledge of the Equity Interests in such Non-Recourse Subsidiary to the creditors of such Non-Recourse Subsidiary so long as such pledgor shall own no assets other than such Equity Interests), then the Parent or such Subsidiary shall take such action as shall be reasonable in the circumstances, which may include providing written notice any Person to whom such representation or indication was made, to make clear that the credit of the Parent and its Subsidiaries is not available to satisfy the obligations of such Non-Recourse Subsidiary.

     (p) Casualty Events and Events of Eminent Domain. Not more than thirty (30) days after the occurrence of any Repair Event, the Borrower shall give written notice thereof to the Administrative Agent and the Collateral Agent and follow the procedures indicated below as applicable:
     (i) if the aggregate amount of Insurance Proceeds or Eminent Domain Proceeds, as the case may be, payable in respect of such Repair Event is less than or equal to $150,000,000, the Borrower shall apply such Insurance Proceeds or Eminent Domain Proceeds, as applicable, to the payment of the cost of restoration or replacement of the Affected Property within 18 months from the date of receipt of such Insurance Proceeds or Eminent Domain Proceeds, as the case may be; provided that the Administrative Agent and the Collateral Agent receive from the Borrower, within 180 days of such Repair Event, a written notice (a “Repair Notice”) executed by a Responsible Officer of the Borrower, (A) setting forth in reasonable detail the nature of such restoration or replacement and the estimated cost and time to complete such restoration or replacement and (B) stating that (1) no Event of Default has occurred and is continuing or, that if an Event of Default has occurred and is continuing, the Insurance Proceeds or Eminent Domain Proceeds in respect of which such notice is being delivered have been deposited in the Reinvestment and Repair Account, (2) such restoration or replacement is technologically and economically feasible, and (3) the Insurance Proceeds or Eminent Domain Proceeds payable in connection with such Repair Event, together with other resources available to the Loan Parties in accordance with the terms of the Transaction Documents, are sufficient to pay the estimated cost of completing such restoration or replacement.
     (ii) If the aggregate amount of Insurance Proceeds or Eminent Domain Proceeds, as the case may be, payable in respect of such Repair Event is greater than $150,000,000, then no later than three months following receipt of such payment, the Borrower shall either: (A) make a prepayment of the Advances in accordance with Section 2.06(b)(iv); or (B) deliver to the Administrative Agent and the Collateral Agent (1) a Repair Notice confirming the Borrower’s decision to apply such Insurance Proceeds or Eminent Domain Proceeds, as applicable, to the payment of the cost of restoration or replacement of the Affected Property and (2) a report of an Independent Engineer, such engineer and such report to be reasonably satisfactory to the Administrative Agent, confirming its agreement with (x) the estimated cost and time to complete such restoration and replacement of the Affected Property as set forth in the related Repair Notice and (y) that such restoration and replacement is technologically and economically feasible.
     (q) Account Collateral. Maintain, and cause each other Loan Party to maintain, the Account Collateral with one or more banks reasonably acceptable to the Administrative Agent that have accepted the assignment of such accounts to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Agreement. Notwithstanding anything herein to the contrary, so long as any Event of Default has occurred or is continuing, the Borrower shall cause any Asset Sale Proceeds, Equity Proceeds, Insurance Proceeds or Eminent Domain Proceeds that are subject to any

Reinvestment Notice, Reinvestment Commitment Notice or Repair Notice, as applicable, to be held as cash collateral in the Reinvestment and Repair Account and applied in accordance with Section 7(b) of the Security Agreement.
     (r) Vessels. The Borrower shall ensure that an original or certified copy of a Certificate of Financial Responsibility (“COFR”) issued by the United States Coast Guard is placed on board each Vessel referencing that the operator of such Vessel has established evidence of financial responsibility in respect of such Vessel in accordance with 33 CFR 138, in order to meet liability under Section 1002 of the Oil Pollution Act of 1990, and under Section 107 of CERCLA.
     (s) Additional Vessels. Borrower shall cause any vessel, which for the avoidance of doubt shall include any rig or barge, not listed in Schedule 4.01(w), and which is owned by Borrower, any of its Subsidiaries or any Subsidiary Guarantor, to become subject to a Barge Mortgage and to become Collateral hereunder, subject to delivery to the Administrative Agent of the following items:
     (i) a Barge Mortgage or a supplement to an existing Barge Mortgage for such newly acquired vessel, together with evidence that each such Barge Mortgage or supplement has been duly filed for recordation with the National Vessel Documentation Center or any successor thereto and is in full force and effect as of the date of addition of such vessel.
     (ii) an assignment of insurance for such vessel.
     (iii) an assignment of earnings for such vessel.
     (iv) Appraisal of the value of such vessel as determined in accordance with the appraisal procedures set forth in the applicable Barge Mortgage.
     (v) Certificate of each Loan Party, signed on behalf of such Loan Party by a duly authorized officer of such Loan Party, stating that:
(A)	the representations and warranties contained in each Loan Document are correct on and as of the date of addition of such vessel, before and after giving effect to addition of such vessel; and

(B)	no event has occurred and is continuing, or would result from the addition of such vessel, that constitutes a Default.
     (vi) Favorable opinion of counsel for the Loan Parties as to such other matters as the Administrative Agent may reasonably request.
     (vii) a Guaranty Supplement and a Security Agreement duly executed by each Person who, prior to such execution, was not a Guarantor or not a Grantor under the Security Agreement, and who has any ownership interest in such vessel.

     (viii) Acknowledgement copies or stamped receipt of credit under the Uniform Commercial Code and similar filings of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the second priority liens (subject only to Permitted Priority Liens) and security interests created under the applicable Assignments of Insurance, Assignment of Earnings and other applicable Collateral Documents relating to such vessel, and such other items and legal opinions as the Administrative Agent may reasonably require, as are referred to in Section 3.01(a).
     (t) NYISO Account. Cause the Borrower or Astoria (as the Borrower’s assignee) to maintain the Sempra Security Agreement, whereby no later than the Business Day next succeeding each deposit into the NYISO Account, the full amount of such deposit not transferred to the Sempra Account, after taking into account the amounts paid to the Sempra Collateral Agent pursuant to the terms of the Sempra Security Agreement shall be transferred into a Pledged Deposit .
     SECTION 5.02. Negative Covenants. So long as any Advance or any other Obligation (other than contingent obligations) of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Term C Commitment hereunder, the Borrower will not, at any time:
     (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, except:
     (i) Liens created under the Loan Documents;
     (ii) Liens created under the First Lien Loan Documents and the Special LC Facility Documents, subject to the terms of the Intercreditor Agreement, to the extent applicable at the time;
     (iii) Liens securing Debt, other than the Special LC Facility, permitted under Section 5.02(b)(iii), subject to the terms of the Intercreditor Agreement, to the extent applicable at the time;
     (iv) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b);
     (v) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (x) are not overdue for a period of more than 30 days and (y) individually or together with all other

Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate;
     (vi) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations;
     (vii) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (viii) Liens securing judgments or the payment of money not constituting a Default under Section 6.01(g) or securing appeal or other surety bonds related to such judgments;
     (ix) Permitted Encumbrances;
     (x) purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any Loan Party in the ordinary course of business securing the purchase price of such property or equipment or securing Debt incurred by the Borrower or any Loan Party solely for the purpose of financing a Permitted Acquisition; provided, however, (a) no such Lien shall extend to or cover any property other than the property or equipment that is the subject of the Permitted Acquisition; (b) the aggregate principal amount of the Debt secured by Liens permitted by this clause (x) shall not exceed the amount permitted under Section 5.02(b)(xii) at any time outstanding; (c) such Debt when incurred shall not exceed the purchase price of the property or equipment financed; and (d) no such Debt shall not be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;
     (xi) Liens existing on the Closing Date and listed on Schedule 4.01(u) and any modifications, replacements, renewals or extensions thereof; provided that (A) the Lien does not extend to any additional property and (B) the renewal, extension or modification of the obligations secured or benefited by such Liens is permitted under the Loan Documents;
     (xii) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;
     (xiii) Liens arising from precautionary Uniform Commercial Code financing statements regarding, and any interest or title of a licensor, lessor or sublesser under, operating leases;
     (xiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

     (xv) pledges or deposits of cash or Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the ordinary course of business;
     (xvi) Liens existing on the assets of any Person that becomes a Loan Party, or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secured Debt permitted by Section 5.02(b)(vii); provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Debt that such Liens secured, immediately prior to such Permitted Acquisition;
     (xvii) Liens placed upon the Equity Interests of any Subsidiary acquired pursuant to a Permitted Acquisition to secure Debt of the Borrower or any other Loan Party incurred pursuant to Section 5.02(b)(viii) in connection with such Permitted Acquisition;
     (xviii) Liens placed upon the Equity Interests of any Non-Recourse Subsidiary;
     (xix) Liens on the Sempra Collateral; and
     (xx) Liens permitted by the Barge Mortgages.
     (b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries or Non Recourse Subsidiaries to create, incur, assume or suffer to exist any Debt, except:
     (i) Debt under the Loan Documents;
     (ii) Debt under the First Lien Loan Documents in an aggregate principal amount that is not in excess of an amount equal to the aggregate of (A) $780,000,000 and (B) amounts permitted under subclauses (a)(ii) and (iii) in the definition of “Permitted Refinancing”;
     (iii) secured Debt under any letter of credit facility that either (A) supports a Permitted Commodity Hedge Agreement (including, without limitation, the Special LC Facility) or (b) supports working capital obligations, in an aggregate principal amount not to exceed $384,000,000 at any one time outstanding; provided that (x) any lender or letter of credit issuer of such Debt has become a party to the Intercreditor Agreement as, and has obligations of, a First Lien Secured Party thereunder and (y) such Debt shall only be secured by the Liens created by the Collateral Documents;
     (iv) Debt under the MSCG Hedging Facility, the MSCG Capacity Swap Agreement or any other Permitted Commodity Hedging Agreement;

     (v) Debt in respect of Hedge Agreements designed to hedge against fluctuations in interest rates incurred in the ordinary course of business and consistent with prudent business practice;
     (vi) Debt owed to the Borrower or a wholly owned Subsidiary of the Borrower, which Debt shall (x) in the case of Debt owed to a Loan Party, constitute Pledged Debt, (y) be subordinated to the Facilities and on terms acceptable to the Administrative Agent and (z) be otherwise permitted under the provisions of Section 5.02(f);
     (vii) (A) Debt of a Person or Debt attaching to assets of a Person that, in either case, becomes a Loan Party or Debt attaching to assets that are acquired by the Borrower or any Loan Party as the result of a Permitted Acquisition; provided that (1) such Debt existed at the time such Person became a Loan Party or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (2) such Debt is not guaranteed in any respect by the Parent, the Borrower or any other Loan Party (other than any such Person that so becomes a Loan Party) and (3) (x) the Equity Interests in such Person are pledged to the Collateral Agent to the extent required under Section 5.01(k) and (y) such Person executes a supplement to the Subsidiary Guaranty and the Security Agreement (or alternative guarantee and security arrangements in relation to the Obligations) to the extent required under Section 5.01(k); and (B) any refinancing, refunding, renewal or extension of any Debt specified in subclause (A) above; provided that (I) the principal amount of such Debt is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, (II) the direct and contingent obligors with respect to such Debt are not changed and (III) the final maturity of such refinancing, refunding, renewal or extension Debt is no earlier than the existing scheduled maturity date of the Debt being refinanced, refunded, renewed or extended;
     (viii) (A) unsecured subordinated Debt of the Borrower or any Loan Party incurred to finance a Permitted Acquisition in an aggregate amount not to exceed $180,000,000 at any one time outstanding; provided that (1) such Debt is not guaranteed in any respect by any Loan Party (other than any Person acquired (the “Acquired Person”) as a result of such Permitted Acquisition or the Loan Party so incurring such Debt) or, in the case of Debt of any Subsidiary, by the Borrower, (2)(x) the Borrower pledges the Equity Interests of such acquired Person to the Collateral Agent to the extent required under Section 5.01(k) and (y) such acquired Person executes a supplement to the Guarantee and the Security Agreement (or alternative guarantee and security arrangements in relation to the Obligations) to the extent required under Section 5.01(k), (3) any such Debt is incurred prior to or within 90 days after such Permitted Acquisition, (4) both before and after giving effect to the incurrence of such Debt (x) no Default or Event of Default shall have occurred and be continuing and (y) the Parent would be in compliance with the covenants set forth in Section 5.04 as of the most recently completed Measurement Period ending prior to the incurrence of such Debt for which financial statements and certificates required by Section 5.03(b) or

5.03(c) were required to be delivered, after giving pro forma effect to the incurrence of such Debt and the related Permitted Acquisition and to any other event occurring after such Measurement Period as to which pro forma recalculation is appropriate as if such incurrence of Debt and the related Permitted Acquisition had occurred as of the first day of such Measurement Period and (5) such Debt is subordinated to the Advances on either customary market terms at the time such Debt is incurred or otherwise on terms reasonably satisfactory to the Administrative Agent except to the extent permitted to be secured by a purchase money lien pursuant to Section 5.02(a)(x); and (B) any refinancing, refunding, renewal or extension of any Debt specified in subclause (A) above; provided that (I) the principal amount of such Debt is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension plus accrued and unpaid interest and fees, (II) the direct and contingent obligors with respect to such Debt are not changed, (III) the final maturity of such refinancing, refunding, renewal or extension Debt is no earlier than the existing scheduled maturity date of the Debt being refinanced, refunded, renewed or extended and (IV) such Debt is subordinated to the Advances on either customary market terms at the time such Debt is incurred or otherwise on terms reasonably satisfactory to the Administrative Agent except to the extent permitted to be secured by a purchase money lien pursuant to Section 5.02(a)(x);
     (ix) Debt arising from agreements of the Borrower or any Loan Party providing for indemnification, adjustment of purchase price, earn-out, non-compete, consulting, deferred compensation or other similar obligations in connection with any Permitted Acquisition or asset disposition permitted in accordance with Section 5.02(e); provided that (A) such Debt is not reflected on the balance sheet of the Borrower or such Loan Party (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) in the case of any asset disposition, the maximum assumable liability in respect of all such Debt shall at no time exceed the gross proceeds, including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Borrower and the Loan Parties in connection with such disposition;
     (x) Non-Recourse Debt; provided that both before and after giving effect to the incurrence of such Non-Recourse Debt, no Default or Event of Default shall have occurred and be continuing;
     (xi) (A) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that (1) such Debt (other than credit or purchase cards) is extinguished within five Business Days after receipt of notice of its incurrence and (2) such Debt in respect of purchase or credit cards is extinguished within 30 days from its incurrence and (B) contingent indemnification obligations to financial institutions, in each case to the extent in the ordinary course of business and on terms and conditions which are within the general parameters customary in the banking industry, entered into to obtain cash management services or deposit account overdraft protection services (in amounts similar to those offered for comparable services in the financial services industry) or other services in connection with the management or opening of deposit accounts or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes;
     (xii) contingent obligations under or in respect of surety bonds, appeal bonds, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business in connection with bids, projects, leases and similar commercial contracts;
     (xiii) Debt secured by Liens permitted by Section 5.02(a)(x) not to exceed in the aggregate $300,000,000 at any time outstanding; provided, that, (A) immediately after giving effect to the incurrence of such Debt, the Parent shall be in pro forma compliance with the covenants set forth in Section 5.04 hereof, (B) at the time of the incurrence of such Debt and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (C) in the case of Debt permitted by this Section 5.02(b)(xiii) in a principal amount in excess of $10,000,000, a Responsible Officer of the Borrower shall have delivered an officer’s certificate certifying as to the matters set forth in clauses (A) and (B) above in form and detail reasonably satisfactory to the Administrative Agent.
Notwithstanding anything to the contrary, only Non-Recourse Subsidiaries may incur Debt under clause (x) above.
     (c) Change in Nature of Business. Engage or cause any of its Subsidiaries to engage in any business other than the owning, leasing or operating of electrical generating or transmission assets and selling or marketing electric power and other products and services related thereto (including steam or water produced or treated by the Companies at the Generating Stations) and purchasing and transporting of oil or natural gas within or into Zone J.
     (d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:
     (i) Any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower; provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Borrower; and provided further that, in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor;

     (ii) as part of any sale or other disposition permitted under Section 5.02(e) (other than clause (ii) thereof), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; and
     (iii) in connection with any Permitted Acquisition, any Acquisition Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, provided that the Person surviving such merger or consolidation shall be a wholly owned Subsidiary of the Borrower; and provided, further that in the case of any merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger and consolidation shall be a Subsidiary Guarantor;
provided, however, that in each case, immediately before and after giving effect thereto, no Default shall have occurred and be continuing and in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation.
     (e) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire, or permit any of its Subsidiaries to grant any option or other right to purchase, lease or otherwise acquire, any assets, except:
     (i) sales of (and the granting of any option or other right to purchase, lease or otherwise acquire) power, natural gas, fuel, capacity or ancillary services or other inventory in the ordinary course of its business and to Sempra pursuant to the Energy Management Agreement;
     (ii) sales, transfers or other dispositions of assets that are obsolete, damaged or not used or not useful in the business of the Loan Parties;
     (iii) any Loan Party may make any asset disposition to any other Loan Party (other than the Parent);
     (iv) the liquidation, sale or use of cash and Cash Equivalents;
     (v) any Loan Party may sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; and
     (vi) sales, transfers or other dispositions of assets for cash consideration and for fair value in an aggregate amount not to exceed $100,000,000 in any Fiscal Year; provided that (A) both before and after giving effect to any such sale, transfer or other disposition (or series of related sales, transfers or dispositions) in an aggregate amount in excess of $25,000,000, the Parent would be in compliance, with the covenants set forth in Section 5.04, as of the most recently computed Measurement Period ending prior to such sale, transfer or other disposition for which financial statements and certificates required by Section 5.02(b) or 5.03(c) were required to be delivered, after giving pro forma effect to such sale, transfer or disposition and to any other event occurring after such Measurement Period as to which pro forma recalculation is appropriate as if such sale, transfer or disposition had occurred as of the first day of such Measurement Period and (B) both before and after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;
provided further that in the case of sales of assets pursuant to clause (vi) above, the Borrower shall, on the date of receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds from such sale, prepay the Advances pursuant to and in the amount and order of priority set forth in, Section 2.06(b)(ii).
     (f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:
     (i) (A) Investments by the Borrower and its Subsidiaries in their Subsidiaries outstanding on the date hereof and (B) additional Investments by the Borrower and its Subsidiaries in Loan Parties;
     (ii) Investments by the Borrower and its Subsidiaries in Cash Equivalents;
     (iii) Investments existing on the date hereof and described on Schedule 5.02(f) hereto;
     (iv) Investments in Hedge Agreements permitted under Section 5.02(b)(v);
     (v) Guaranteed Debt permitted by Section 5.02(b);
     (vi) Investments in Acquisition Subsidiaries made solely with the proceeds of capital contributions received from the Equity Investors or the Parent, so long as such Investment is applied to Permitted Acquisitions;
     (vii) Investments received in connection with the settlement of accounts in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;
     (viii) loans or advances to employees of any Loan Party for reasonable and customary business related moving, travel and other similar expenses, in each case in the ordinary course of business, in an aggregate principal amount not to exceed $6,000,000 at any time outstanding;
     (ix) deposits in the ordinary course of business in connection with obligations in respect of surety bonds, appeal bonds, statutory obligations to governmental authorities, tenders, sales, contracts, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business;
     (x) Permitted Acquisitions in an aggregate amount not to exceed $600,000,000 since the date of this Agreement; and
     (xi) Investments resulting from transactions under the Energy Management Agreement.
     (g) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or issue or sell any Equity Interests or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
     (i) the Borrower may (A) declare and pay dividends and distributions payable only in common stock of the Borrower and (B) except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Advances pursuant to Section 2.06(b), purchase, redeem, retire, defease or otherwise acquire shares of its capital stock with the proceeds received contemporaneously from the issue of new shares of its capital stock with equal or inferior voting powers, designations, preferences and rights;
     (ii) the Borrower may accept capital contributions from the Equity Investors and the Parent and issue common stock to, the Equity Investors and the Parent; provided, that any common stock so issued shall be pledged as Collateral under the Collateral Documents;
     (iii) any Subsidiary of the Borrower may (A) declare and pay cash dividends to the Borrower or to any Loan Party of which it is a Subsidiary and (B) accept capital contributions from its parent to the extent permitted under Section 5.02(f)(i);
     (iv) the Borrower may make cash dividends or payments to the Parent to enable the Parent to redeem or repurchase Equity Interests from officers and employees of the Parent, the Borrower, or any Subsidiary (or their estates, spouses or former spouses) upon the death, permanent disability, retirement or termination of employment of any such Person or otherwise; provided that in all such cases the aggregate amount of all cash paid in respect of all such shares so redeemed or repurchased does not exceed $6,000,000 in any Fiscal Year;
     (v) on each Excess Cash Flow Payment Date, after making any prepayments required by Section 2.06(b)(i), the Borrower may make cash dividends or payments to the Parent and purchase, redeem or otherwise acquire its own Equity Interests, in an amount equal to the amount of Excess Cash Flow for the Calculation Period corresponding to such Excess Cash Flow Payment Date that is not required to be used to prepay the Advances pursuant to Section 2.06(b)(i);
     (vi) the Borrower may make cash dividends or payments to the Parent to enable the Parent to pay (A) fees and expenses of the Parent’s counsel, accountants and other advisors and consultants, and other operating and administrative expenses of the Parent (including employee and compensation expenditures, directors’ and officers’ insurance premiums and other similar costs and expenses) incurred in the ordinary course of business that are for the benefit of, or are attributable to, or are related to, including the financing or refinancing of, the Parent’s Investment in the Borrower and its Subsidiaries, up to an aggregate amount of $6,000,000 for each fiscal year and (B) whether or not any Default or Event of Default shall have occurred and be continuing, any tax distributions not otherwise prohibited under Section 4.2 of the Operating Agreement and taxes (or tax distributions) payable by Parent solely on account of the income of Parent or its equity holders related to their respective Investment in the Borrower and its Subsidiaries, or on account of the income of Borrower and its Subsidiaries; and
     (vii) at any time following repayment in full of any Non-Recourse Debt, the Borrower may make cash payments or dividends to the Parent to enable the Parent to make cash payments or dividends, in amounts no more than amounts received by the Borrower as a payment or dividend from the relevant Non-Recourse Subsidiary.
     (h) Amendments of Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents other than amendments that could not be reasonably expected to have a Material Adverse Effect.
     (i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles, or (ii) Fiscal Year.
     (j) Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt that is expressly subordinated to the Obligations hereunder or that is secured, and the Liens securing such Debt rank behind the Liens created by the Collateral Documents, except (i) the prepayment of the Advances in accordance with the terms of this Agreement and (ii) so long as no Event of Default has occurred and is continuing, prepayment of Debt under the First Lien Facilities to the extent contemplated by Section 2.06(b) hereof or, except as permitted by the Intercreditor Agreement, amend, modify or change in any manner any term or condition of the First Lien Loan Documents, or permit any of its Subsidiaries to do any of the foregoing other than to prepay any Debt payable to the Borrower.
     (k) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) agreements in favor of the Secured Parties, (ii) prohibitions or conditions under (A) any purchase money Debt permitted by Section 5.02(b)(xiii) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt or (B) the First Lien Loan Documents and the Special LC Facility Documents or (iii) agreements in favor of Sempra with regard to any Lien it may have with respect to the NYISO Account and the Sempra Collateral under the Energy Management Agreement and the Sempra Security Agreement; or (iv) negative pledges under leases and licenses entered into in the ordinary course of business applicable to the leased or licensed property thereunder.
     (l) Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.
     (m) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar transactions entered into solely for speculative purposes, other than any Permitted Trading Activity.
     (n) Capital Expenditures. Make, or permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Borrower and its Subsidiaries to exceed $78,000,000 in any Fiscal Year; provided, however, that if, for any Fiscal Year, the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries during such Fiscal Year is less than $78,000,000, the Borrower and its Subsidiaries shall be entitled to make additional Capital Expenditures in the immediately succeeding Fiscal Year in an amount (such amount being referred to herein as the “Capex Carryover”) equal to the difference between $78,000,000 and such aggregate amount of Capital Expenditures.
     (o) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make Investments in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) the First Lien Loan Documents and (iii) the Special LC Facility Documents.

     (p) Amendment, Etc. (i) Except as could not reasonably be expected to have a Material Adverse Effect or materially impair the interests or rights of any Agent or any Lender, cancel or terminate any Material Agreement to which it is a party or consent to or accept any cancellation or termination thereof, or, (ii) except as could not reasonably be expected to have a Material Adverse Effect or materially impair the interests or rights of any Agent or any Lender, amend or otherwise modify any Material Agreement to which it is a party or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Agreement to which it is a party, agree in any manner to any other amendment, modification or change of any term or condition of any Material Agreement to which it is a party or take any other action in connection with any Material Agreement to which it is a party, or permit any of its Subsidiaries to do any of the foregoing in respect of any Material Agreement to which such Subsidiary is a party.
     (q) Limitation on Actions Resulting in Regulation of Parties. Take any action relating to a Governmental Authorization or NYISO Rule which results in any prohibition or loss of authorization of the Generating Stations being electrically interconnected with the transmission system administered by NYISO, eligible to provide Capacity, Energy and Ancillary Services in relevant NYISO Markets in the manner and quantities set forth in Section 4.01(x) hereof at Market-Based Rates.
     (r) Formation of New Subsidiaries. Organize any new Subsidiary, except for any Acquisition Subsidiary.
     SECTION 5.03. Reporting Requirements. So long as any Advance or any other Obligation (other than contingent obligations) of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Term C Commitment hereunder, the Borrower will furnish to the Agents and the Lenders:
     (a) Default Notice. As soon as possible and in any event within five days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the senior Financial Officer of the Borrower setting forth details of such Default or event, development or occurrence and the action that the Borrower has taken and proposes to take with respect thereto.
     (b) Annual Financials. As soon as available and in any event by June 30, 2006 (unless the team of auditors preparing such annual audit report is not from Deloitte & Touche or is not comprised of substantially the same individual auditors at Deloitte & Touche who prepared the annual audit report for Fiscal Year 2004, in which case, by September 30, 2006) for Fiscal Year 2005 and otherwise, within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year, in the case of Fiscal Year 2005, for Astoria and OPOS, and in the case of Fiscal Year 2006 and each Fiscal Year thereafter, for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for such Fiscal Year, in each case accompanied by (i) an opinion as to such audit report of a Public Accountant, (ii) with respect to Fiscal Year

2006 and thereafter, a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default under Section 5.04 has occurred and is continuing, or if, in the opinion of such accounting firm, a Default under Section 5.04 has occurred and is continuing, a statement as to the nature thereof, together with a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Borrower and checked by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04; provided that, if, as a matter of policy, the Public Accountant ceases to provide such certificates to clients generally (and not just to the Borrower), the Borrower shall not be required to provide the certificate described in this clause (ii) but shall provide a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent in determining compliance with the covenants contained in Section 5.04 and provided further, that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of such financial statements to GAAP and (iii) a certificate of the senior Financial Officer of the Parent stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Loan Parties have taken and proposes to take with respect thereto. If as a result of a change in generally accepted accounting principles, the Borrower is required to provide a reconciliation of financial statements as required by clause (ii) hereof or clause (c) below, and the Borrower shall so request, the Administrative Agent and the Lenders shall negotiate in good faith to amend the financial covenants in Section 5.04 and any other requirements of the Loan Documents affected by such change in generally accepted accounting principles to preserve the original intent thereof in light of such change in generally accepted accounting principles (subject to the approval of the Administrative Agent) and thereafter, the Borrower shall not be required to provide such reconciliations.
     (c) Quarterly Financials. As soon as available and in any event by August 15, 2006 for the first fiscal quarter of 2006, and otherwise, within 45 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified by the senior Financial Officer of the Parent as having been prepared in accordance with generally accepted accounting principles (subject to normal year-end audit adjustments and absence of footnotes), together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Loan Parties have taken and proposes to take with respect thereto and (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent in determining compliance with the covenants contained in Section 5.04; provided that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of such financial statements to GAAP.
     (d) Annual Forecasts. As soon as available and in any event no later than 15 days before the end of each Fiscal Year, forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on an annual basis for each three Fiscal Year period following such Fiscal Year until the Maturity Date and including the principal assumptions on which such forecasts are based.
     (e) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(g).
     (f) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Parent sends to its stockholders as such, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.
     (g) Agreement Notices. Promptly upon receipt thereof, copies of all notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to the Purchase Agreement and any First Lien Loan Document and, from time to time upon request by the Administrative Agent, such information and reports regarding any such document and such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request.
     (h) ERISA. (i) ERISA Events and ERISA Reports. Promptly after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that could reasonably be expected to result in a material liability to any Loan Party, a statement of the Financial Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto.
     (ii) Plan Terminations. Promptly and in any event within ten Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan that could reasonably be expected to result in a material liability to any Loan Party.
     (iii) Plan Annual Reports. Promptly upon the request of the Collateral Agent, the Administrative Agent or any Lender and after the filing thereof with the Internal

Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.
     (iv) Multiemployer Plan Notices. Promptly and in any event within ten Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).
     (i) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership or transferability under any Environmental Law (other than restrictions generally applicable to the Borrower’s industry).
     (j) Real Property. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report supplementing Schedules 4.01(u) and 4.01(v) hereto, including an identification of all owned real property disposed of by the Borrower or any of its Subsidiaries during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner and book value thereof) of all real property acquired during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete.
     (k) Insurance. (i) As soon as available and in any event within 60 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Borrower and its Subsidiaries and containing such additional information as any Agent, or any Lender through the Administrative Agent, may reasonably specify.
     (ii) Promptly after the occurrence thereof, notice of any Casualty Event or Event of Eminent Domain, whether or not insured, through fire, theft, other hazard, casualty or otherwise involving a probable loss of $5,000,000 or more, or any unscheduled curtailment of operations that, in the Borrower’s good faith judgment, is reasonably expected to last (A) in respect of Units 2, 3, 4 and 5 of the Astoria Generating Station, more than 240 consecutive hours in respect of any such unit or (B) in respect of either the Narrows Gas Turbine Facility in its entirety, or the Gowanus Gas Turbine Facility in its entirety, more than 240 consecutive hours.
     (iii) Promptly after receipt thereof, copies of any cancellation or receipt of written notice of threatened cancellation of any property damage insurance required to be maintained under Section 5.01(d).

     (l) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Agent, or any Lender through the Administrative Agent, may from time to time reasonably request, except to the extent such information is subject to confidentiality arrangements provided that the Borrower shall use commercially reasonable efforts to have any such confidentiality arrangements waived for the purposes hereof.
     SECTION 5.04. Financial Covenants. So long as any Advance or any other Obligation (other than contingent obligations) of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Term C Commitment hereunder, the Parent will:
     (a) Leverage Ratio. Maintain at the end of each Measurement Period set forth below a Leverage Ratio of not more than the amount set forth below for such Measurement Period:

Measurement Period Ending	Ratio

March 31, 2006 through December 31, 2008	9.00:1.00
March 31, 2009 through December 31, 2009	7.80:1.00
March 31, 2010 through December 31, 2010	7.20:1.00
March 31, 2011 and thereafter	6.00:1.00
     (b) Interest Coverage Ratio. Maintain at the end of each Measurement Period set forth below an Interest Coverage Ratio of not less than the amount set forth below for such Measurement Period:

Measurement Period Ending	Ratio

March 31, 2006 through December 31, 2008	1.00:1.00
March 31, 2009 through December 31, 2009	1.20:1.00
March 31, 2010 through December 31, 2010	1.40:1.00
March 31, 2011 and thereafter	1.60:1.00
     (c) Right to Cure Financial Covenants. (i) Notwithstanding anything to the contrary contained in Section 5.04(a) or (b), if the Parent fails to comply with the requirements of either covenant set forth in Section 5.04(a) or (b) (the “Financial Covenants”), then until the 10th calendar day after delivery of the related certificate pursuant to Section 5.03(b) or (c) Parent shall have the right to issue capital stock for cash or otherwise receive cash contributions in an aggregate amount equal to or greater than the amount that, if added to EBITDA for the relevant Measurement Period, would have been sufficient to cause compliance with the Financial Covenants for such Measurement Period (an “Equity Cure”).
     (ii) The Borrower shall give the Administrative Agent written notice (the “Cure Notice”) of an Equity Cure on or before the day the Equity Cure is consummated. The Borrower shall not be entitled to exercise the Equity Cure any more than six times during the term of this Agreement, and the Equity Cure may not be exercised in consecutive fiscal quarters.
     (iii) Upon the delivery by the Borrower of a Cure Notice, no Event of Default or Default shall be deemed to exist pursuant to the financial Covenants (and any such Default or Event of Default shall be retroactively considered not to have existed or occurred). If the Equity Cure is not consummated within 10 days after delivery of the related certificate pursuant to Section 5.03(b) or (c), each such Default or Event of Default shall be deemed reinstated.
     (iv) The cash amount received by the Parent pursuant to exercise of the Equity Cure Right shall be added to EBITDA for the last quarter of the immediately preceding Measurement Period solely for purposes of recalculating compliance with the Financial Covenants for such Measurement Period and of calculating the Financial Covenants as of the end of the next three following Measurement Periods.
     SECTION 5.05. Covenant of Parent. So long as any Advance or any other Obligation (other than contingent obligations) of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Term C Commitment hereunder, the Parent will not, at any time engage in any business or activity other than (i) the ownership of all outstanding Equity Interests in the Borrower, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies including the Loan Parties, (iv) the performance of obligations under the Loan Documents to which it is a party, (v) issuing and repurchasing Equity Interests of itself and (vi) activities incidental to the businesses or activities described in clauses (i)-(v).
ARTICLE VI
EVENTS OF DEFAULT
     SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within three Business Days after the same shall become due and payable; or
     (b) any representation or warranty made by any Loan Party under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

     (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(e), (f), (k), (l) or (m), 5.02, 5.03(a) or 5.04; or
     (d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) any officer of a Loan Party becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender; or
     (e) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement or Commodity Hedge Agreement, an Agreement Value) of at least $30,000,000 either individually or in the aggregate for all such Loan Parties and Subsidiaries (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled or required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided that, in the case of any such failure to pay, event or condition described in this subsection (e) in respect of the First Lien Credit Agreement, such failure, event or condition shall only constitute an Event of Default under this Agreement if such failure, event or condition is not cured or waived prior to the date which is 180 days after the occurrence of such failure, event or condition; or
     (f) any Loan Party or any of its material Subsidiaries shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its

Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or
     (g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $30,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any judgment or order shall not give rise to an Event of Default under this Section 6.01(g)(ii) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance in favor of such Loan Party or Subsidiary from an insurer that is rated at least “A” by A.M. Best Company, which policy covers full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or
     (h) any Loan Party or any of its material Subsidiaries shall generally not pay its debts as such debts become due; or
     (i) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(l) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it (other than in accordance with its terms), or any such Loan Party shall so state in writing; or
     (j) any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(l) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected second priority lien (subject to Permitted Priority Liens) on and security interest in the Collateral purported to be covered thereby, or any Loan Party shall so state in writing; or
     (k) a Change of Control shall occur; or
     (l) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $30,000,000; or
     (m) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $30,000,000 or requires payments exceeding $30,000,000 per annum; or
     (n) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $30,000,000; or
     (o) an “Event of Default” (as defined in any Mortgage) shall have occurred and be continuing; or
     (p) on or prior to December 31, 2007, the MSCG Hedging Facility or an MSCG Replacement Facility shall cease to be in full force and effect for a period of 60 days or greater; or
     (q) on or prior to December 31, 2007, the MSCG Hedging Facility Counterparty or the counterparty in respect of any MSCG Replacement Facility shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the MSCG Hedging Facility Counterparty or the counterparty in respect of any MSCG Replacement Facility seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or the MSCG Hedging Facility Counterparty or the counterparty in respect of any MSCG Replacement Facility shall take any corporate action to authorize any of the actions set forth above in this subsection (q) and in each case, within 90 days of such event, the Borrower shall not have entered into an MSCG Replacement Facility with a Person other than the counterparty in respect of which such event has occurred; or
     (r) on or prior to April 30, 2009, the MSCG Capacity Swap Agreement or an MSCG Capacity Swap Replacement Facility shall cease to be in full force and effect for a period of 60 days or greater; or
     (s) on or prior to April 30, 2009, the MSCG Capacity Swap Counterparty or the counterparty in respect of any MSCG Capacity Swap Replacement Facility shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the MSCG Capacity Swap Counterparty or the counterparty in respect of any MSCG Capacity Swap Replacement Facility seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or the MSCG Capacity Swap Counterparty or the counterparty in respect of any MSCG Capacity Swap Replacement Facility shall take any corporate action to authorize any of the actions set forth above in this subsection (s) and in each case, within 90 days of such event, the Borrower shall not have entered into an MSCG Capacity Swap Replacement Facility with a Person other than the counterparty in respect of which such event has occurred;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender and the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Lender and the obligation of each Lender to make Advances shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
ARTICLE VII
THE ADMINISTRATIVE AGENT
     SECTION 7.01. Authorization and Action. (a) Each Lender (on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Obligations of the Loan Parties), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders, all Hedge Banks and all holders of Term C Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law.
          (b) The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in accordance with the foregoing provisions of this Section 7.01(b) in the absence of the Administrative Agent’s gross negligence or willful misconduct.
     SECTION 7.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.
     SECTION 7.03. Initial Banks and Affiliates. With respect to its Term C Commitments, the Advances made by it and any Term C Notes issued to it, each Initial Bank shall each have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though each were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include each Initial Bank in their respective individual capacities. Each Initial Bank and their respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if the Initial Banks were not Agents and without any duty to account therefor to the Lenders. No Initial Bank shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Initial Bank.
     SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
     SECTION 7.05. Indemnification. (a) Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower and without limiting its obligation to do so) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.
          (b) [Reserved.]
          (c) For purposes of this Section 7.05, each Lender’s ratable share of any amount shall be determined, at any time, according to the aggregate principal amount of the Advances outstanding at such time and owing to such Lender. The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.
     SECTION 7.06. Successor Agents. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent; provided, that the Borrower shall have the right to approve any such Successor Agent, such approval not to be unreasonably withheld or delayed) so long as no Event of Default shall have occurred or be continuing. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and, to the extent applicable, the Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation or removal under this Section 7.06 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Administrative Agent’s resignation or removal shall become effective, (b) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent as to the Facility shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
ARTICLE VIII
GUARANTY
     SECTION 8.01. Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by any Agent or any other Lender in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

          (b) Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Subsidiary Guarantor hereunder. To effectuate the foregoing intention, the Agents, the other Lenders and the Guarantors hereby irrevocably agree that the Obligations of each Subsidiary Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.
          (c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agents and the Lenders under or in respect of the Loan Documents.
     SECTION 8.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
     (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
     (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;
     (c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
     (d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;
     (e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;
     (f) any failure of any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Lender (each Guarantor waiving any duty on the part of the Lenders to disclose such information);
     (g) the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or
     (h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.
     SECTION 8.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.
          (b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
          (c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

          (d) Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to its Obligations under this Guaranty of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.
          (e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Lender.
          (f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.
     SECTION 8.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash (other than contingent obligations), all Secured Hedge Agreements and the Term C Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty (other than contingent obligations) and (b) the Maturity Date and (c) the latest date of expiration or termination of all Secured Hedge Agreements, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash (other than contingent obligations), (iii) the Maturity Date shall have occurred and (iv) all Secured Hedge Agreements shall have expired or been terminated, the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.
     SECTION 8.05. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit F hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.
     SECTION 8.06. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the "Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.06:
     (a) Prohibited Payments, Etc. Except during the continuance of an Event of Default that has resulted in acceleration, each Guarantor may receive (and pay) regularly scheduled payments from (or to) any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default that has resulted in acceleration, however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.
     (b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.
     (c) Turn-Over. After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.
     (d) Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each

Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).
     SECTION 8.07. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty (other than contingent obligations) and (ii) the Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Term C Commitments, the Advances owing to it and any Term C Note or Term C Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and only to the extent provided in Section 9.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
ARTICLE IX
MISCELLANEOUS
     SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Term C Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by the Borrower and all of the Lenders (other than any Lender that is, at such time, a Defaulting Lender), do any of the following at any time:
     (i) waive any of the conditions specified in Section 3.01,
     (ii) change (A) the definition of “Required Lenders” or (B) the number of Lenders or the percentage of (x) the Term C Commitments or (y) the aggregate unpaid principal amount of the Advances that, in each case, shall be required for the Lenders or any of them to take any action hereunder,
     (iii) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lenders under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties to the Lenders (other than a release in respect of a sale or transfer of such Guarantor in a transaction otherwise permitted hereunder),

     (iv) release any material portion of the Collateral in any transaction or series of related transactions, or
     (v) amend this Section 9.01,
and (b) no amendment, waiver or consent shall, unless in writing and signed by the Borrower, the Required Lenders and each Lender specified below for such amendment, waiver or consent:
     (i) increase or extend the Term C Commitment of a Lender without the consent of such Lender;
     (ii) reduce or forgive the principal of, premium on or stated rate of interest on, the Advances owed to a Lender or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender;
     (iii) postpone any date scheduled for any payment of principal of, premium on or interest on, the Advances pursuant to Section 2.04 or 2.07 or any date fixed for any payment of fees or other amounts hereunder in each case payable to a Lender without the consent of such Lender;
     (iv) change Section 2.11(a) or 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the consent of each Lender affected thereby; or
     (v) require any Lender to make available Interest Periods with a duration longer than six months without the consent of each affected Lender;
provided further that no amendment, waiver or consent shall, unless in writing and signed by the Borrower in addition to the Lenders required above to take such action; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Borrower, an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.
     SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic, telecopy or electronic communication) and mailed, telegraphed, telecopied or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b), if to any Loan Party, to the Borrower at its address at c/o US Power Generating Company, 400 Madison Avenue, New York, New York 10017, Attention: Jacob Worenklein, Fax: 212-223-8295; E-mail Address: jworenklein@uspowergen.com, with copies to Madison Dearborn Partners, LLC, Three First National Plaza, Suite 3800, Chicago, Illinois 60602, Attention: Zaid Alsikafi, Fax: 312-895-1001; E-mail Address: zalsikafi@mdcp.com and Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, Attention: Mitchell Hertz / Andrew M. Kaufman, P.C., Fax: 202-879-5200 / 312-861-2200; E-mail Address: mhertz@kirkland.com / akaufman@kirkland.com; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Collateral Agent, at its address at 101 Barclay Street, Floor 8W, New York, New York 10286, Attention: Corporate Trust Administration, Fax: 646-835-8457; and if to the Administrative Agent, at its address at One Pierrepont Plaza, 7th Floor, 300 Cadman Plaza West, Brooklyn, New York 11201, Attention: Larry Benison / Eric DeSantis, Fax: 718-754-7249 / 718-754-7250, E-mail Address: larry.benison@morganstanley.com / eric.desantis@morganstanley.com; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent; provided, however, that materials and information described in Section 9.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. All such notices and other communications shall, when mailed, telegraphed, telecopied, or e-mailed, be effective when received. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Term C Notes shall be effective as delivery of an original executed counterpart thereof.
          (b) The Borrower hereby agrees that it may provide to the Administrative Agent any or all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Term C Borrowing or other Extension of Credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Term C Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).
          (c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE

ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY TERM C LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          (d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Borrower, Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
     SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right hereunder or under any Term C Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     SECTION 9.04. Costs and Expenses. (a) The Borrower agrees to pay on demand (i) all reasonable out of pocket costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of one counsel for the Agents, and of one local or special counsel in each jurisdiction and for each specialty in which the Agents reasonably determine if it is necessary or desirable to retain such counsel, with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of each Agent and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of one counsel for the Administrative Agent and all Lenders with respect thereto).
          (b) The Borrower agrees to indemnify, defend and save and hold harmless each Agent, each Lender and each of their Affiliates and their respective officers, directors, employees, agents, trustees and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of any investigation, litigation or proceeding or preparation of a defense in connection with, arising from or regarding (i) the Facility, the actual or proposed use of the proceeds of the Advances, the Transaction Documents or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition (including, without limitation, the Transaction) by the Equity Investors or any of their Subsidiaries or Affiliates of all or any portion of the Equity Interests in or Debt securities or substantially all of the assets of the Company or any of its Subsidiaries or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. The Borrower also agrees not to assert any claim against any Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents, trustees and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facility, the actual or proposed use of the proceeds of the Advances, the Transaction Documents or any of the transactions contemplated by the Transaction Documents (except in the case of gross negligence, bad faith or willful misconduct).
          (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06 or 2.10(d), acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 2.10(e), or if the Borrower fails to make any payment or prepayment of a Eurodollar Rate Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon written certification by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such

Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (but excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
          (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.
          (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.12 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.
     SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Affiliates may have.
     SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.
     SECTION 9.07. Assignments and Participations. (a) Each Lender may and, so long as no Default shall have occurred and be continuing, if demanded by the Borrower pursuant to Section 2.10(e) upon at least five Business Days’ notice to such Lender and the Administrative Agent, will assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Term C Commitment, the Advances owing to it and the Term C Note or Term C Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the Facility, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Term C Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower); provided, that simultaneous assignments to or by two or more Related Funds shall be treated as one assignment for purposes of the minimum assignment requirement, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 2.10(e) shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 2.10(e) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (vi) no such assignments shall be permitted without the consent of the Administrative Agent until the Administrative Agent shall have notified the Lenders that syndication of the Term C Commitments hereunder has been completed and (vii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Term C Note or Term C Notes (if any) subject to such assignment.
          (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
          (c) By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
          (d) The Administrative Agent , acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Term C Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender from time to time (the “Register”). The Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Term C Note or Term C Notes (if any) subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Term C Note or Term C Notes (if any) an amended and restated Term C Note to the order of such Eligible Assignee in an amount equal to the Term C Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender that had a Term C Note or Term C Notes prior to such assignment has retained a Term C Commitment hereunder under such Facility, an amended and restated Term C Note to the order of such assigning Lender in an amount equal to the Term C Commitment retained by it hereunder. Such amended and restated Term C Note or Term C Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.
          (f) [Reserved.]
          (g) Each Lender may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Term C Commitments, the Advances owing to it and the Term C Note or Term C Notes (if any) held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Term C Commitment) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Term C Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral or the value of the Guaranties.
          (h) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.
          (i) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advance owing to it and the Term C Note or Term C Notes (if any) held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
          (j) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may, without the consent of the Borrower or the Administrative Agent, create a security interest in all or any portion of the Advances owing to it and any Term C Note or Term C Notes held by it to the trustee or other holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such creditor, holder or trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

          (k) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Term C Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.10 and 2.12 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender of record hereunder. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and with the payment of a processing fee of $500, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.
     SECTION 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.
     SECTION 9.09. [Reserved.].
     SECTION 9.10. Confidentiality. Neither any Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents, auditors, accountants, representatives, trustees and advisors and to actual or prospective Eligible Assignees, participants and swap counterparties, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign government, authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating or with jurisdiction over such Agent or Lender, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender, (e) in connection with any litigation or proceeding to which such Agent or such Lender or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.

     SECTION 9.11. Release of Collateral. Upon (a) the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents or (b) the latest of (i) payment in full in cash of the Obligations (other than contingent Obligations) and (ii) the Maturity Date, the Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.
     SECTION 9.12. Patriot Act Notice. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by any Agent or any Lender in order to assist the Agents and the Lenders in maintaining compliance with the Patriot Act.
     SECTION 9.13. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.
          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     SECTION 9.14. Governing Law. This Agreement and the Term C Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
     SECTION 9.15. Hedge Banks. Each Lender hereby agrees that in its capacity as a Hedge Bank it shall, and shall cause its Affiliates in their capacity as Hedge Banks, to comply with all obligations of such party as a Hedge Bank under the Intercreditor Agreement.

     SECTION 9.16. Waiver of Jury Trial. Each of the Borrower, the Agents and the Lenders irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of any Agent or any Lender in the negotiation, administration, performance or enforcement thereof.
     SECTION 9.17. Intercreditor Agreement. Notwithstanding anything herein to the contrary, in the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ASTORIA GENERATING COMPANY ACQUISITIONS, L.L.C., as Borrower
By	/s/ Jacob Worenklein
Title: Chief Executive Officer

ASTORIA GENERATING COMPANY HOLDINGS, L.L.C., as Parent
By	/s/ Jacob Worenklein
Title: Chief Executive Officer

ASTORIA GENERATING COMPANY GP, L.L.C., as Subsidiary Guarantor
By	/s/ Jacob Worenklein
Title: Chief Executive Officer

ASTORIA MERGER SUB, L.P., as Subsidiary Guarantor By ASTORIA GENERATING COMPANY GP, L.L.C. Its General Partner
By	/s/ Jacob Worenklein
Title: Chief Executive Officer

OPOS MERGER SUB, INC., as Subsidiary Guarantor
By	/s/ Jacob Worenklein
Title: Chief Executive Officer

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, Structuring Agent, and as Lender
By	/s/ Eugene F. Martin
Eugene F. Martin Title: Vice President Morgan Stanley Senior Funding, Inc.

THE BANK OF NEW YORK, as Collateral Agent
By	/s/ Mary LaGumina
Mary LaGumina
Title: Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent and as Lender
By	/s/ illegible
Title: Authorized Signatory

BNP PARIBAS, as Co-Documentation Agent and as Lender
By	/s/ Timothy F. Vincent
Title: Director

By	/s/ Jean-Valery Patin
Title: Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Co-Documentation Agent
By	/s/ illegible
Title: Director

MERRILL LYNCH CAPITAL CORPORATION as Lender
By	/s/ illegible
Title: Director